Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

WILLIS GROUP HOLDINGS PLC,

CITADEL MERGER SUB, INC.

and

TOWERS WATSON & CO.

dated as of

June 29, 2015

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated June 29, 2015, is by and among Willis Group Holdings plc, an Irish public limited company (“Parent”), Citadel Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and Towers Watson & Co., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise.  Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Parties wish to effect a business combination through the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”);

WHEREAS, the Company has required, as a condition to its willingness to enter into this Agreement, that certain shareholders of Parent simultaneously herewith enter into a Voting Agreement, dated as of the date hereof (the “Voting Agreement”), pursuant to which, among other things, such shareholders agree to support the Transactions, including the Merger, on the terms and subject to the conditions provided for in the Voting Agreement;

WHEREAS, in connection with the Merger, each outstanding share of Class A common stock, par value $0.01 per share, of the Company (the “Company Common Stock” or “Company Shares”) issued and outstanding immediately prior to the Effective Time shall be cancelled and each holder of Company Common Stock shall have the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) (other than (i) Company Shares to be cancelled in accordance with Section 2.1(b) and (ii) any Dissenting Shares);

WHEREAS, the Company intends to declare and pay the Pre-Merger Special Dividend (as defined below) two (2) business days immediately prior to the Closing Date, payable to holders of record of Company Common Stock as of the close of business two (2) business days immediately prior to the Closing Date;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has determined that this Agreement and the transactions contemplated hereby, including the Merger, the Restructuring Transactions and the declaration and payment of the Pre-Merger Special Dividend (the “Transactions”) are advisable and fair to, and in the best interests of, the Company and its stockholders;

WHEREAS, the Company Board of Directors has unanimously adopted resolutions approving the Merger, the execution of this Agreement and the consummation of the Transactions and declaring advisable and recommending that the Company’s stockholders approve and adopt this Agreement (the “Company Board Recommendation”) pursuant to the DGCL;

WHEREAS, the board of directors of Parent (the “Parent Board of Directors”) has unanimously adopted resolutions approving the Merger, the execution of this Agreement and the consummation of the Transactions and the Parent Board of Directors has directed that the issuance of Parent Shares in connection with the Merger, the Parent Name Change (as defined below) and, following the Merger, a consolidation (i.e., a reverse stock split under Irish Law) of the Parent Shares whereby every 2.6490 issued and unissued Parent Shares will be consolidated into one (1) ordinary share, nominal value

$0.000115 per share (the “Consolidation”) be submitted for consideration at the Parent Special Meeting and has resolved to recommend that Parent’s shareholders vote to approve such issuance, the Parent Name Change and Consolidation (the “Parent Board Recommendation”);

WHEREAS, the board of directors of Merger Sub has approved this Agreement and determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, Merger Sub and its sole shareholder;

WHEREAS, the Parties intend that the Merger will constitute a “qualified stock purchase” of the Company within the meaning of Section 338(d)(3) of the Code; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1            The Merger.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, with the Company surviving the Merger and continuing under the name “Towers Watson & Co.” (the Company, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will, subject to the Restructuring Transactions, be a wholly-owned subsidiary of Parent.  The Merger shall have the effects provided in this Agreement and as specified in the DGCL.

Section 1.2            Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern Time, at the offices of Weil, Gotshal & Manges LLP, New York, NY 10153, on the third (3rd) business day after the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent.  The date on which the Closing actually takes place is referred to as the “Closing Date”.

Section 1.3            Effective Time.  On the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the DSOS as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Merger Sub under the DGCL in connection with the Merger.  The Merger shall become effective on the date and time of the filing of the Certificate of Merger or, if agreed by Parent and the Company in writing, such later time and date as specified in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

Section 1.4            Governing Documents.  At the Effective Time, the certificate of incorporation and the bylaws of Merger Sub in the form attached hereto as Exhibit A shall be the articles of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.5            Officers and Directors of the Surviving Corporation.  From and after the Effective Time, the persons listed on Section 1.5 of the Company Disclosure Letter shall be the initial directors of the Surviving Corporation (unless otherwise agreed in writing by the Company and Parent), and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal.  The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall be the initial officers of the Surviving Corporation, and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1            Treatment of Capital Stock.

(a)           Treatment of Company Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Company or of Merger Sub, subject to Section 2.1(d) and any applicable withholding Tax, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Company Shares to be cancelled in accordance with Section 2.1(b) and (ii) any Dissenting Shares) shall be cancelled and in consideration of which each holder of Company Common Stock shall have the right to receive 2.6490 (the “Exchange Ratio”) validly issued, fully paid and nonassessable Parent Shares (the “Merger Consideration”).  For the avoidance of doubt, the Exchange Ratio and the Merger Consideration do not take into account the effects of the Consolidation.  From and after the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Company Shares in accordance with Section 2.2, including the right to receive, pursuant to Section 2.5, cash in lieu of fractional Parent Shares, if any, into which such Company Shares have been converted pursuant to this Section 2.1(a) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 2.2(f) and the Pre-Merger Special Dividend (to the extent not previously paid).

(b)           Cancellation of Company Common Stock.  At the Effective Time, all Company Shares owned by the Company, Parent or Merger Sub shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)           Treatment of Merger Sub Common Stock.  At the Effective Time, without any further action on the part of the Parties or any of their respective shareholders, all shares of common stock, par value $0.01 per share, in Merger Sub issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall be cancelled in exchange for the cancellation of the shares of Merger Sub common stock and the funding of the aggregate Merger Consideration by Parent, and the Surviving Corporation shall issue an equivalent number of fully paid shares of common stock, par value $0.01 per share, all of which shares shall be held by Parent, and which shall constitute the only outstanding shares of common stock of the Surviving Corporation immediately following the Effective Time.

(d)           Adjustment to Merger Consideration.  The Exchange Ratio and the Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including the Consolidation and any dividend or distribution of securities convertible into Company Common Stock or Parent Shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock or Parent Shares outstanding after the date hereof and prior to the Effective Time.

Section 2.2            Payment for Securities; Surrender of Certificates.

(a)           Exchange Fund.  Prior to the Effective Time, Parent or Merger Sub shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the Merger (the “Exchange Agent”).  The Exchange Agent shall also act as the agent for the Company’s stockholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby.  At or immediately after the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Parent Shares issuable pursuant to Section 2.1(a) in book-entry form equal to the aggregate Merger Consideration (excluding any Fractional Share Consideration), and (ii) cash in immediately available funds in an amount sufficient to pay any dividends under Section 2.2(f) (such evidence of book-entry Parent Shares, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of shares of Company Common Stock.  In the event the Exchange Fund shall be insufficient to pay the Fractional Share Consideration and any dividends under Section 2.2(f), Parent shall promptly deposit additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment.  Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration, and any amounts payable in respect of dividends or other distributions on Parent Shares in accordance with Section 2.2(f) out of the Exchange Fund in accordance with this Agreement.  The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.  The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares entitled to receive such amounts pursuant to this Article II.  Any interest and other income resulting from such investments shall be paid to the Surviving Corporation on the earlier of (A) one (1) year after the Effective Time or (B) the full payment of the Exchange Fund.

(b)           Procedures for Surrender.  As soon as reasonably practicable after the Effective Time, but in no event more than three (3) business days following the Effective Time, Parent shall cause the Exchange Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the “Certificates”) or non-certificated Company Shares represented by book-entry (“Book-Entry Shares”) and whose Company Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form as Parent and the Company agree prior to the Effective Time and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Merger Consideration into which such Company Shares have been converted pursuant to Section 2.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions on Parent Shares in accordance with Section 2.2(f).  Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration pursuant to the provisions of this Article II, any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.5, and any amounts that such holder has the right to receive in respect of dividends or other distributions on Parent Shares in accordance with Section 2.2(f) for each Company Share formerly represented by such Certificate or Book-Entry Share, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within three (3) business days following the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled.  The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not required to be paid.  Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.  Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions on Parent Shares in accordance with Section 2.2(f), without interest thereon.

(c)           Transfer Books; No Further Ownership Rights in Company Shares.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company.  From and after the Effective Time, the holders of Certificates or Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein or by applicable Law.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)           Termination of Exchange Fund; No Liability.  At any time following twelve (12) months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions on Parent Shares in accordance with Section 2.2(f), payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon.  Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger

Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)           Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions on Parent Shares in accordance with Section 2.2(f).

(f)            Dividends or Distributions with Respect to Parent Shares.  No dividends or other distributions with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the Parent Shares issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement.  Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Shares to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Parent Shares.

(g)           Effect of Consolidation.  If the Consolidation has occurred prior to the time of delivery by the Exchange Agent of the Merger Consideration to any holders of the Company Shares, the aggregate Merger Consideration to be delivered by the Exchange Agent to each former holder of Company Common Stock shall be adjusted appropriately to reflect the effect of the Consolidation.

Section 2.3            Treatment of Company Equity Awards.

(a)           Company Stock Options.

(i)            As of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Company Common Stock granted under any Company Equity Plan (each, a “Company Stock Option”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall be assumed by Parent and shall be converted into an option (a “Parent Share Option”) to acquire (A) that number of whole Parent Shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (1) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (2) the Exchange Ratio, (B) at an exercise price per Parent Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the exercise price per share of Company Common Stock of such Company Stock Option by (2) the Exchange Ratio; provided, however, that each such Company Stock Option which is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the foregoing in a manner consistent with the requirements of Section 424 of the Code.  The parties intend that the adjustments in this Section 2.3(a)(i) are in accordance with Treasury Regulation Section 1.409A-1(B)(5)(v)(D) and will not subject any Company Stock Option to Section 409A of the Code.  Except as otherwise provided in this Section 2.3(a)(i), each such Parent Share Option assumed and converted pursuant to this Section 2.3(a)(i) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company Stock Option immediately prior to the Effective Time.

(b)           Company RSU Awards.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding award of restricted stock units that corresponds to a number of shares of Company Common Stock (each, a “Company RSU Award”) under any Company Equity Plan (other than any Company PVRSU Award (as defined in Section 2.3(c) below)) shall be assumed by Parent and shall be converted into a restricted stock unit award corresponding to Parent Shares (each, a “Parent RSU Award”) with respect to a number of Parent Shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (i) the applicable number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time by (ii) the Exchange Ratio.  Except as otherwise provided in this Section 2.3(b), each Parent RSU Award assumed and converted pursuant to this Section 2.3(b) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company RSU Award immediately prior to the Effective Time.  Notwithstanding the foregoing, (i) as of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company RSU Award granted under any Company Equity Plan to a Company non-employee director (whether or not vested) shall be deemed to have vested, the shares of Company Common Stock underlying such award shall be deemed to have been issued and such award and such shares shall immediately thereafter be cancelled and converted into the right to receive the Merger Consideration in respect of each share of Company Common Stock underlying such award, and (ii) restricted stock units under a Company RSU Award that have vested as of the Closing Date but have not yet been settled as of such date shall be deemed to have settled and shall have the right to receive Parent Shares in the manner set forth in Section 2.1.

(c)           Company PVRSU Awards.  As of immediately prior to the Effective Time, each Company RSU Award that is subject to performance-based vesting conditions and is outstanding immediately prior to the Effective Time (each, a “Company PVRSU Award”) shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into a performance-based vesting restricted stock unit award corresponding to Parent Shares (each a “Parent PVRSU Award”) with respect to a number of Parent Shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (i) the applicable number of shares of Company Common Stock subject to such Company PVRSU Award immediately prior to the Effective Time by (ii) the Exchange Ratio. In addition, at the time the Pre-Merger Special Dividend is paid, each holder of a Company PVRSU Award shall be credited with a notional dividend in an amount equal to the Pre-Merger Special Dividend for each share of Company Common Stock corresponding to the Company PVRSU Award that is converted pursuant to the immediately-preceding sentence, and such notional dividend shall be paid out to the holder in cash at the time(s) the corresponding Parent PVRSU Award vests.  Except as otherwise provided in this Section 2.3(c), each Parent PVRSU Award assumed and converted pursuant to this Section 2.3(c) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company PVRSU Award immediately prior to the Effective Time.  Notwithstanding the foregoing, restricted stock units under a Company PVRSU Award that have vested as of the Closing Date but have not yet been settled as of such date shall be deemed to have settled and shall have the right to receive Parent Shares in the manner set forth in Section 2.1.

(d)           Company ESPP.  As soon as practicable following the date of this Agreement, the Company shall take all actions with respect to the Company ESPP that are necessary to provide that:  (i) with respect to the offering period in effect as of the date hereof (the “Current Offering Period”), no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof for such Current Offering Period; (ii) subject to the consummation of the Merger, the Company ESPP shall terminate, effective immediately prior to the Effective Time; (iii) immediately prior to the Effective Time, cause the exercise of each outstanding purchase right under the Company ESPP; (iv) following the purchase of Company Common Stock pursuant to the Current Offering Period, the Company ESPP shall be suspended and no new offering period shall be commenced under the Company

ESPP prior to the Effective Time; and (v) make any pro rata adjustments that may be necessary to reflect any shortened offering period, but otherwise treat such shortened offering period as a fully effective and completed offering period for all purposes under the Company ESPP.

(e)           Company Actions.  Prior to the Effective Time, the Company shall pass resolutions, provide any notices, obtain any consents, make any amendments to the Company Equity Plans or Company Equity Awards, and take such other actions as are necessary to provide for the treatment of the Company Stock Options, Company RSU Awards and Company PVRSU Awards (collectively, the “Company Equity Awards”) as contemplated by this Section 2.3.

(f)            Plans and Awards Assumed by Parent.  At the Effective Time, (i) Parent shall assume each outstanding Parent Share Option, Parent RSU Award and Parent PVRSU Award, and (ii) if Parent determines that it desires to do so, Parent may assume any or all of the Company Equity Plans or merge any such Company Equity Plan into any equity incentive plan of Parent. If Parent elects to so assume or merge any Company Equity Plan, then, under such Company Equity Plan, Parent shall be entitled to grant stock awards, to the extent permissible under applicable Law, using the share reserves of such Company Equity Plan as of the Effective Time, except that: (A) stock covered by such awards shall be Parent Shares; (B) all references in such Company Equity Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of Parent Shares determined by multiplying the number of referenced shares of Company Common Stock by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of Parent Shares; and (C) the board of directors of Parent or a committee thereof shall succeed to the authority and responsibility of the board of directors of the Company or any committee thereof with respect to the administration of such Company Equity Plan.

(g)           Parent Actions.  Parent shall take all corporate action necessary to reserve for issuance a number of authorized but unissued Parent Shares for delivery upon exercise or settlement of the Parent Share Options, Parent RSU Awards and Parent PVRSU Awards in accordance with this Section 2.3.  As soon as reasonably practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of shares of Parent Shares to be registered and issuable under Parent Share Options, Parent RSU Awards and Parent PVRSU Awards, Parent shall file promptly following the Effective Time (and in no event later than fourteen (14) days after the Effective Time) a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Parent Shares subject to such awards and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

Section 2.4            Withholding.  The Company, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Agreement, any amounts that are required to be withheld or deducted with respect to such consideration under the Code, or any applicable provisions of state, local or foreign Tax Law.  To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.5            Fractional Shares.  No certificate or scrip representing fractional Parent Shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. The Exchange Agent, acting as agent for the holders of shares of Company Common Stock otherwise entitled to receive a fractional Parent Shares, will aggregate all fractional Parent Shares that would otherwise have been required to be distributed and cause them to be sold in the open market for the accounts of such holders. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Share shall receive, in lieu thereof, cash, without interest, in an amount equal to the proceeds from such sale by the Exchange Agent, if any, less any brokerage commissions or other fees, from the sale of such fractional Parent Shares in accordance with such holder’s fractional interest in the aggregate number of Parent Shares sold.

Section 2.6            Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Company Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger (or consented thereto in writing) and who is entitled to demand and has properly exercised and perfected his or her demand for appraisal of such Company Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder fails to perfect or withdraws or loses any such right to appraisal under the DGCL, each such Company Share of such holder shall thereupon be as of the Effective Time converted into the right to receive the Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of a Certificate or Book-Entry Share in accordance with Section 2.2.  The Company shall give Parent (i) prompt notice of any (A) demands for appraisal of any Company Shares, (B) attempted withdrawals of such demands or (C) other demand, notice or any other instrument delivered to the Company relating to rights to appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument.  The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its prior written consent to such payment or settlement offer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents filed with the SEC since July 1, 2013 (including exhibits and other information incorporated by reference therein) and publicly available at least two calendar days prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable Section of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Company Disclosure Letter shall be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent), the Company represents and warrants to Parent as set forth below.  For purposes of this Article III, all representations and warranties with respect to any Company Subsidiaries, which are not Significant Subsidiaries, shall be to the Company’s knowledge.

Section 3.1            Qualification, Organization, Subsidiaries, etc.

(a)           Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company has filed with the SEC, prior to the date of this Agreement, a complete and accurate copy of the Company Certificate and the Company Bylaws as amended to the date hereof.  The Company Certificate and the Company Bylaws are in full force and effect and the Company is not in violation of either the Company Certificate or the Company Bylaws.

(b)           Subsidiaries.  All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are wholly-owned, directly or indirectly, by the Company free and clear of all Liens, other than Company Permitted Liens.

Section 3.2            Capitalization.

(a)           The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”).  As of June 25, 2015, (the “Company Capitalization Date”), (i)(A) 69,212,689 Company Shares were issued (excluding Company Shares held in treasury), (B) 5,339,972 Company Shares were held in treasury and (C) no Company Shares were held by Subsidiaries of the Company, (ii) Company Stock Options to purchase 101,314 Company Shares were outstanding, (iii) Company RSU Awards with respect to 253,243 shares of Company Common Stock were outstanding, (iv) Company PVRSU Awards with respect to 476,707 shares (assuming maximum achievement of performance goals) of Company Common Stock were outstanding, and (v) no shares of Company Preferred Stock were issued or outstanding.  The per share exercise price of each Company Stock Option was not less than the fair market value of a share of Company Common Stock on the applicable grant date.  All the outstanding Company Shares are, and all Company Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(b)           All issued and outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of the Company are wholly-owned, directly or indirectly, by the Company free and clear of all Liens, other than Company Permitted Liens.

(c)           Except as set forth in Section 3.2(a) above and Section 3.2(f) below, as of the date hereof:  (i) the Company does not have any shares of capital stock issued or outstanding other than the Company Shares that have become outstanding after the Company Capitalization Date, but were reserved for issuance as set forth in Section 3.2(a) above, and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company Subsidiaries is a party obligating the Company or any of the Company Subsidiaries to (A) issue, transfer or sell any shares in the capital or other equity interests of the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a wholly-owned Subsidiary of the Company); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares in its capital or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly-owned.

(d)           Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(e)           There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock or other equity interest of the Company or any Company Subsidiary.

(f)            The Company has made available to Parent a true and complete list, as of the Company Capitalization Date and on an aggregate basis, of (i) the number of Company Shares underlying Company Equity Awards and (ii) the exercise prices of Company Equity Awards, if applicable.

Section 3.3            Corporate Authority Relative to this Agreement; No Violation.

(a)           The Company has all requisite corporate power and authority to enter into this Agreement and, subject (in the case of the Merger) to receipt of the Company Stockholder Approval, to perform its obligations hereunder and consummate the Transactions, including the Merger.  The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Company Board of Directors and (in the case of the Merger, except for (i) receipt of the Company Stockholder Approval and (ii) the filing of the Certificate of Merger with the DSOS) no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the Transactions.  On or prior to the date hereof, the Company Board of Directors has unanimously (x) resolved that this Agreement and the Transactions, including the Merger and the Pre-Merger Special Dividend, are fair to and in the best interests of the Company and the stockholders of the Company, (y) approved and declared advisable this Agreement and the Transactions, including the Merger and the Pre-Merger Special Dividend, on the terms and subject to the conditions set forth herein, in accordance with the requirements of the DGCL, and (z) has adopted a resolution to make, subject to Section 5.3, the Company Board Recommendation.  This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)           Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v)  any applicable requirements of the NASDAQ and (vi) the matters set forth in Section 3.3(b) of the Company Disclosure Letter, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           The execution and delivery by the Company of this Agreement do not, and, except as described in Section 3.3(b), the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or right binding upon the Company or any of the Company

Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiaries, other than Company Permitted Liens, (ii) conflict with or result in any violation of any provision of the Company Governing Documents or any of the organizational documents of any Company Subsidiary or (iii) conflict with or violate any Laws applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than in the case of clauses (i), (ii) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4            Reports and Financial Statements.

(a)           From July 1, 2012 through the date of this Agreement, the Company has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (the “Company SEC Documents”).  As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and their consolidated statements of operations, consolidated statements of comprehensive income and consolidated statements of cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States Generally Accepted Accounting Principles (“GAAP”) (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5            Internal Controls and Procedures.  The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).  The Company’s internal controls over financial reporting provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP.  Since July 1, 2012, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.  The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee from July 1, 2012 to the date hereof.

Section 3.6            No Undisclosed Liabilities.  Except (a) as disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of June 30, 2014 included in the Company SEC Documents filed or furnished on or prior to the date hereof, (b) for liabilities incurred in the ordinary course of business since June 30, 2014, (c) as expressly permitted or contemplated by this Agreement and (d) for liabilities which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, other than those which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  For purposes of this Section 3.6, the term “liabilities” shall not include obligations of the Company or any Company Subsidiaries to perform under or comply with any applicable Law, action, judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by the Company or any Company Subsidiaries with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation or the imposition of injunctive or other equitable remedies.

Section 3.7            Compliance with Laws; Permits.

(a)           The Company and each Company Subsidiary are in compliance with and are not in default under or in violation of any Laws applicable to the Company, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           The Company and the Company Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, clearances, approvals, registrations and orders of any Governmental Entity necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  All Company Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           Notwithstanding anything contained in this Section 3.7, no representation or warranty shall be deemed to be made in this Section 3.7 in respect of the matters referenced in Section 3.4, Section 3.5 or Section 3.13, or in respect of environmental, Tax, employee benefits or labor Law matters.

Section 3.8            Environmental Laws and Regulations.  Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:  (a) the Company and its Subsidiaries are now and have been since July 1, 2012 in compliance with all, and have not violated any, applicable Environmental Laws; (b) no property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures), or any other location used by the Company or any Company Subsidiary, is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be remediated or removed, that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability; (c) since July 1, 2012, neither the Company nor any of its Subsidiaries has received any notice, demand letter, claim or request, for information alleging that the

Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law or are allegedly subject to any Removal, Remedial or Response actions; (d) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Entity, or any indemnity or other agreement with any third party, imposing liability or obligations relating to any Environmental Law or any Hazardous Substance; and (e) the Company has all of the material Environmental Permits necessary for the conduct and operation of its business as now being conducted, all such Environmental Permits are valid and in full force and effect and the Company and the Company Subsidiaries are in compliance with such Environmental Permits.

Section 3.9            Employee Benefit Plans.

(a)           Section 3.9(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan for current or former employees, directors or consultants of the Company or any Company Subsidiary.  “Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, program or arrangement, in each case for the benefit of current or former employees, directors or consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has or may have any present or future obligation or liability (whether actual or contingent).

(b)           With respect to each material Company Benefit Plan, the Company has made available to Parent correct and complete copies of, in each case, to the extent applicable, (i) all plan documents and material amendments thereto; and (ii) the most recent annual report on Form 5500 and the most recent audited financial statement or actuarial valuation report.

(c)           (i) Except as would not, individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company Benefit Plans has been operated and administered in material compliance with its terms and applicable Laws; (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification, and to the knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or comparable U.S. state Law; (iv) the Company nor any ERISA Affiliate has or has had in the past six (6) years an obligation to contribution to a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (v) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all contributions or other amounts payable by the Company or its Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards; (vi) to the knowledge of the Company, no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code and Section 406 of ERISA) has occurred with respect to any Company Benefit Plan that would reasonably be expected to result in a material liability to the Company or a Company Subsidiary; and (vii) there are no pending, or to the knowledge of the Company, threatened in writing, claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans that would reasonably be expected to result in a material liability to the Company or a Company Subsidiary.

(d)           Except as set forth in Section 3.9(d) of the Company Disclosure Letter, in the past six (6) years, neither the Company, any Company Subsidiary nor any of their respective ERISA Affiliates has or has had an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA (a “Company Single Employer Plan”) or any other pension plan subject to Title IV of ERISA.  No failure to satisfy the minimum funding standards (within the meaning of Section 302 of ERISA and Section 412 of the Code, whether or not waived) has occurred with respect to any Company Single Employer Plan, and there has been no determination that any Company Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 303 of ERISA).  With respect to each Company Single Employer Plan, neither the Company, any Company Subsidiary nor any of their respective ERISA Affiliates has (i) incurred any unsatisfied liability under Title IV of ERISA with respect to the termination of any Company Single Employer Plan, including but not limited to the imposition of any lien in favor of the Pension Benefit Guaranty Corporation (“PBGC”) or any Company Single Employer Plan, (ii) received from the PBGC any notice relating to an intention to terminate any Company Single Employer Plan, including but not limited to the imposition of any lien in favor of the PBGC or any Company Single Employer Plan, or (iii) incurred any liability under Title IV of ERISA that has not been satisfied in full and no condition exists that is likely to cause the Company, any Company Subsidiary or any of their respective ERISA Affiliates to incur liability thereunder.

(e)           Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any payment or benefit becoming due to any current or former employee, director or consultant of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise, (ii) increase any compensation or benefits otherwise payable or to be provided under any Company Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any compensation or benefits, or (iv) result in the payment of any amount that could, individually or in combination with any other payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(f)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan has been maintained and operated in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom.  The Company is not a party to nor does it have any obligation under any Company Benefit Plan to compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for Taxes payable pursuant to Section 409A or 457A of the Code.

(g)           Each Company Benefit Plan that is not subject to U.S. law (each, a “Company Foreign Benefit Plan”) has been established, maintained and administered in material compliance with its terms and applicable Laws, and if intended to qualify for special tax treatment, meets all the requirements for such treatment, (ii) all employer and employee contributions to each Company Foreign Benefit Plan required by its terms or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matters, and (iii) the fair market value of the assets of each funded Company Foreign Benefit Plan, the liability of each insurer for any Company Foreign Benefit Plan funded through insurance or the book reserve established for any Company Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Company Foreign Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations.

Section 3.10          Absence of Certain Changes or Events.

(a)           From June 30, 2014 through the date of this Agreement, there has not occurred any event, development, occurrence, change, or state of fact that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           From June 30, 2014 through the date of this Agreement, neither the Company nor any Company Subsidiary has taken any action that would constitute a breach of Section 5.1(ii)(d) or (m) had such action been taken after the execution of this Agreement.

Section 3.11          Investigation; Litigation.  As of the date hereof, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties, rights or assets, and (b) there are no claims, actions, suits or proceedings pending (or, to the knowledge of the Company, threatened) against the Company or any Company Subsidiary or any of their respective properties, rights or assets, and there are no orders, judgments, injunctions, rulings or decrees imposed upon the Company or any Company Subsidiary or any of their respective properties, rights or assets by or before any Governmental Entity, which, in the case of clause (a) or (b), would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12          Information Supplied.  The information relating to the Company and its Subsidiaries to be contained in the joint proxy statement in preliminary and definitive form relating to the Company Special Meeting and the Parent Special Meeting, which will be used as a prospectus of Parent with respect to the Parent Shares issuable in the Merger (together with any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and the registration statement on Form S-4 pursuant to which the offer and sale of Parent Shares in the Merger will be registered pursuant to the Securities Act and in which the Joint Proxy Statement/Prospectus will be included as a prospectus of Parent (together with any amendments or supplements thereto, the “Form S-4”) will not, on the date the Joint Proxy Statement/Prospectus (and any amendment or supplement thereto) is first mailed to the stockholders of the Company and shareholders of Parent or at the time the Form S-4 (and any amendment or supplement thereto) is declared effective or at the time of the Company Special Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading.  The Joint Proxy Statement/Prospectus (other than the portions thereof relating solely to the meeting of the shareholders of Parent) will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.  Notwithstanding the foregoing provisions of this Section 3.12, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Joint Proxy Statement/Prospectus or the Form S-4 which were not supplied by or on behalf of the Company.

Section 3.13          Regulatory Matters.

(a)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries holds all Company Permits and clearances necessary for the lawful operating of the businesses of the Company or any Company Subsidiary (the “Company Regulatory Permits”); (ii) all such Company Regulatory Permits are valid and in full force and effect; and (iii) the Company is in compliance with the terms of all Company Regulatory Permits.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the businesses of each of the Company and each Company

Subsidiary are being conducted in compliance with all applicable Laws.  Since July 1, 2012, neither the Company nor any Company Subsidiary has received any written notification or communication from any Governmental Entity of noncompliance by, or liability of Company or the Company Subsidiaries under, any Laws, except where such noncompliance or liability would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           The Company and the Company Subsidiaries are not party to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

(d)           Notwithstanding anything contained in this Section 3.13, no representation or warranty shall be deemed to be made in this Section 3.13 in respect of environmental, Tax, employee benefits or labor Law matters.

Section 3.14          Tax Matters.

(a)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i)            all Tax Returns that are required to be filed by or with respect to the Company or any Company Subsidiary have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(ii)           the Company and the Company Subsidiaries have paid all Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and the Company Subsidiaries;

(iii)          there is not pending or threatened in writing any audit, examination, investigation or other proceeding with respect to any Taxes of the Company or any Company Subsidiary, other than for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and the Company Subsidiaries;

(iv)          neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and

(v)           there are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for the Company Permitted Liens.

(b)           Neither the Company nor any Company Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify in whole or in part for tax-free treatment under Section 355 of the Code or so much of Section 356 of the Code as relates to Section 355 of the Code (or any similar provisions of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement.

(c)           Neither the Company nor any Company Subsidiary is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than (i) such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries or

(ii) any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or has any liability for material Taxes of any Person (other than the Company or any Company Subsidiary) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor.

(d)           Neither the Company nor any Company Subsidiary has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(e)           Except as set forth in Section 3.14(e) of the Company Disclosure Letter and except for distributions between the date of this Agreement and the Effective Time permitted to be made under this Agreement, during the 36-month periods (i) ending on the date of this Agreement and (ii) ending on the Closing Date, neither the Company nor any predecessor of the Company has made or will have made any “non-ordinary course distributions” within the meaning of IRS Notice 2014-52.

Section 3.15          Labor Matters.

(a)           Neither the Company nor, to its knowledge, any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization.  Neither the Company nor any Company Subsidiary is subject to a labor dispute, strike or work stoppage except as would not have, individually or in the aggregate, a Company Material Adverse Effect.  To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any Company Subsidiary, except for those the formation of which would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           The Transactions will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of the Company or any Company Subsidiary, other than any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16          Intellectual Property.

(a)           Section 3.16(a) of the Company Disclosure Letter sets forth all patents, registered trademarks, registered copyrights, and pending applications for any patents, trademarks, or copyrights (“Registered Company IP”), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary is the sole and exclusive owner of all right, title, and interest in and to the Registered Company IP and all other Intellectual Property developed by or for the Company or any of its Subsidiaries, free and clear of all Liens and other encumbrances or any licenses other than non-exclusive licenses granted by the Company or a Company Subsidiary in the ordinary course of business.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Company Subsidiary is the sole and exclusive owner of all right, title, and interest in and to, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted, and such rights comprise all Intellectual Property necessary and sufficient to enable the Company and its Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted and proposed to be conducted.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Registered Company IP is subsisting and, to the knowledge of the

Company and excluding any pending applications included in the Registered Company IP, is valid and enforceable.  There are no pending or, to the knowledge of the Company, threatened claims against the Company or its Subsidiaries by any Person alleging infringement, misappropriation, or unauthorized use by the Company or its Subsidiaries for their use of any Intellectual Property in their respective businesses as currently conducted, and the Company and its Subsidiaries have not received written notice of any such claim, nor has the Company or any of its Subsidiaries received a written invitation or request that such Person consider obtaining a license under any patent rights of a third party, in each case, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of all of their Trade Secrets.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and to the knowledge of the Company, none of the products or services distributed, sold or offered by the business of the Company and its Subsidiaries, any technology or materials used by Company or any of its Subsidiaries in connection therewith, nor the conduct of the businesses of the Company and its Subsidiaries, has infringed, misappropriated or otherwise violated, or infringes, misappropriates or otherwise violates, any Intellectual Property or any other similar proprietary right of any Person.  As of the date hereof, neither the Company nor any of its Subsidiaries has made any claim of an infringement, misappropriation or other violation by any Person of its rights to or in connection with any Intellectual Property used in the business of the Company or its Subsidiaries, which infringement, misappropriation or other violation would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all past and present employees, contractors and consultants of the Company or any of its Subsidiaries who have had access to Trade Secrets of the Company and its Subsidiaries or have participated in the development of Intellectual Property for the Company or any of its Subsidiaries are bound by valid and enforceable written agreements pursuant to which such Persons are legally obligated (A) to assign to the Company or a Subsidiary thereof  any Intellectual Property developed by them within the scope of their employment or engagement with or by the Company or such Subsidiary and (B) to safeguard and protect such Trade Secrets of the Company and its Subsidiaries (including with respect to the disclosure and use thereof), and, (ii) to the knowledge of the Company, no such Person has breached its obligations to the Company or its Subsidiaries.  To the knowledge of the Company, no third-party has misappropriated, disclosed, or authorized for disclosure, any Trade Secret of the Company or its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  There are no pending or, to the knowledge of the Company, threatened claims against the Company or any of its Subsidiaries by any Person challenging the ownership, enforceability or validity of any Intellectual Property of the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and all of the Company Subsidiaries have complied in all material respects with (i) all of their privacy policies, (ii) all applicable privacy Laws and (iii) all contractual commitments that the Company or any of the Company Subsidiaries have entered into with respect to Personal Information.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, there have been no violations of any privacy Laws or privacy policies, and no data breaches involving any Personal Information, and there are no pending or threatened claims against the Company or any of the Company Subsidiaries by any Person challenging the Company’s policies or practices with respect to privacy and data security.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, there have been no material unauthorized intrusions or breaches of the security of the information technology systems used in the conduct of the business of the Company or its Subsidiaries and owned by Company or its Subsidiaries during the prior twelve (12) months.  Neither Company nor any of its Subsidiaries have received in the prior six (6) months any written notice or claim alleging a violation of any Person’s privacy rights under any applicable Law or under any of Company’s or any of its Subsidiaries’ publicly available privacy policies, in each case, in connection with the business of the Company or its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have commercially reasonable measures in place to safeguard the security, confidentiality, and integrity of Personal Information in their possession or control from unauthorized access, and neither the Company, any of the Company Subsidiaries, nor to the Company’s knowledge, any other Person, has made any illegal or unauthorized use of Personal Information collected by or on behalf of the Company or the Company Subsidiaries.

Section 3.17          Real Property.

(a)           With respect to the real property owned by the Company or any Company Subsidiary at which the material operations of the Company and the Company Subsidiaries are conducted as of the date hereof (such property collectively, the “Company Owned Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Company Subsidiary has good and valid title to such Company Owned Real Property, free and clear of all Liens, other than any such Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due and payable or being contested in good faith and for which adequate accruals or reserves have been established, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business, (iii) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet, (iv) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company or (v) which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used (any such Lien described in any of clauses (i) through (v), a “Company Permitted Lien”).  As of the date hereof, neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation proceeding with respect to any Company Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each material lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property at which the operations of the Company and its Subsidiaries are conducted as of the date hereof (the “Company Leased Real Property”), is valid, binding and in full force and effect, except that (A) enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (ii) no uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder exists with respect to any Company Leased Real Property.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the lease, sublease or other agreement applicable thereto, the Company Leased Real Property, free and clear of all Liens, except for the Company Permitted Liens.

Section 3.18          Opinion of Financial Advisor.  The Company Board of Directors has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the Exchange Ratio provided for in the Merger (after giving effect to the Pre-Merger Special Dividend) is fair, from a financial point of view, to holders of Company Shares.  An executed copy of such opinion will be made available to Parent solely for informational purposes promptly after receipt thereof by the Company Board of Directors. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.19          Required Vote.  The Company Stockholder Approval is the only vote of holders of securities of the Company which is required to consummate the Transactions.

Section 3.20          Material Contracts.

(a)           Except for this Agreement, Section 3.20 of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 3.20(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 3.20(a) being referred to herein as the “Company Material Contracts”):

(i)            any partnership, joint venture, strategic alliance or collaboration Contract which is material to the Company and its Subsidiaries, taken as a whole;

(ii)           any Contract that (A) purports to materially limit either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) or any of their respective affiliates may engage or geographic area in which any of them may so engage in any business or (B) would require the disposition of any material assets or line of business of the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) or any of their respective affiliates as a result of the consummation of the Transactions;

(iii)          each acquisition or divestiture Contract or licensing agreement that contains representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $25 million in the twelve (12) month period following the date hereof;

(iv)          each Contract relating to outstanding Indebtedness of the Company or its Subsidiaries for borrowed money or any financial guaranty thereof (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $25 million other than (A) Contracts solely among the Company and any wholly-owned Company Subsidiary or a guarantee by the Company or any Company Subsidiary of a Company Subsidiary, (B) financial guarantees entered into in the ordinary course of business consistent with past practice not exceeding $25 million, individually or in the aggregate (other than surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business consistent with past practice in each case to the extent not drawn upon), and (C) any Contracts relating to Indebtedness explicitly included in the consolidated financial statements in the Company SEC Documents;

(v)           each Contract between the Company, on the one hand, and any officer, director or affiliate (other than a wholly-owned Company Subsidiary) of the Company or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and

Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company has an obligation to indemnify such officer, director, affiliate or family member;

(vi)          any Contract (excluding licenses for commercially available computer software that are generally available on standard terms for fees of no more than $10 million annually or in the aggregate) under which the Company or any Company Subsidiary is granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property rights of a third party, which Contract is material to the Company and the Company Subsidiaries, taken as a whole;

(vii)         any Contract (excluding licenses for commercially available computer software that are generally available on standard terms for fees of no more than $10 million annually or in the aggregate) under which the Company or any Company Subsidiary has granted to a third party any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property rights (including any development thereof), which Contract is material to the Company and the Company Subsidiaries, taken as a whole;

(viii)        any shareholders, investors rights, registration rights or similar agreement or arrangement of the Company or any of its Significant Subsidiaries;

(ix)          any Contract that relates to any swap, forward, futures, or other similar derivative transaction with a notional value in excess of $25 million;

(x)           any collective bargaining agreement or other Contract with any labor union;

(xi)          any Contract involving the settlement of any action or threatened action (or series of related actions) which will (A) involve payments after the date hereof of consideration in excess of $25 million or (B) impose material monitoring or reporting obligations to any other Person outside the ordinary course of business; and

(xii)         any Contract not otherwise described in any other subsection of this Section 3.20(a) that would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(b)           Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To the knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the Company or the Company Subsidiary which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.21          Insurance.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (a) all current insurance policies and Contracts of the Company and its Subsidiaries are in full force and effect and are valid and enforceable and (b) all premiums due thereunder have been paid.  Neither the Company nor any of its Subsidiaries has received notice of cancellation or termination with respect to any third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.22          Finders and Brokers.  Neither the Company nor any Company Subsidiary has employed any investment banker, broker or finder in connection with the Transactions, other than as set forth in Section 3.22 of the Company Disclosure Letter, who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.23          FCPA and Anti-Corruption.  Except for those matters which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

(a)           neither the Company nor any Company Subsidiary, nor any director, manager or employee of the Company or any Company Subsidiary has in the last five (5) years, in connection with the business of the Company or any Company Subsidiary, itself or, to the Company’s knowledge, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of the Company or any Company Subsidiary, taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable);

(b)           neither the Company nor any Company Subsidiary, nor any director, manager or employee of the Company or any Company Subsidiary, are, or in the past five (5) years have been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any Company Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA;

(c)           the Company and each Company Subsidiary has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and each Company Subsidiary as required by the FCPA in all material respects;

(d)           the Company and each Company Subsidiary has instituted policies and procedures designed to help ensure compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force; and

(e)           no officer, director, or employee of the Company or any Company Subsidiary is a Government Official.

Section 3.24          Takeover Statutes; No Rights Agreement.  The Company Board of Directors has taken all action necessary so that no “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations is applicable to the Merger and the other transactions contemplated by this Agreement.  The Company does not have in effect any “poison pill” or shareholder rights plan.

Section 3.25          No Other Representations.  Except for the representations and warranties contained in Article IV, the Company acknowledges that neither Parent nor any Representative of Parent makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or with respect to any other information provided or made available to the Company in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to the Company’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed with the SEC since January 1, 2013 (including exhibits and other information incorporated by reference therein) and publicly available at least two calendar days prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable Section of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Parent Disclosure Letter shall be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent), Parent, and Merger Sub jointly and severally represent and warrant to the Company as set forth below.  For purposes of this Article IV, all representations and warranties with respect to any Parent Subsidiaries, which are not Significant Subsidiaries, shall be to Parent’s knowledge.

Section 4.1            Qualification, Organization, Subsidiaries, etc.

(a)           Each of Parent, Merger Sub and the Parent Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Parent has filed with the SEC, prior to the date of this Agreement, complete and accurate copies of the Constitution of Parent as amended to the date hereof (the “Parent Constitution”).  The Parent Constitution is in full force and effect and Parent is not in violation of the Parent Constitution.

(b)           Subsidiaries.  All the issued and outstanding shares of capital stock of, or other equity interests in, each Parent Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are wholly-owned, directly or indirectly, by Parent free and clear of all Liens, other than Parent Permitted Liens.

Section 4.2            Share Capital.

(a)           The authorized share capital of Parent consists of 4,000,000,000 ordinary shares, $0.000115 nominal value per share (the “Parent Shares”), 40,000 ordinary shares, €1.00 nominal value per share (the “Parent Euro Ordinary Shares”) and 1,000,000,000 preferred shares, $0.000115 nominal value per share (“Parent Preferred Shares”).  As of June 25, 2015 (the “Parent Capitalization Date”), (i) (A) 179,725,934 Parent Shares were issued and outstanding and (B) 46,408 Parent Shares were held in treasury, (ii) share options to purchase 6,920,998 Parent Shares were outstanding under Parent Equity Awards, (iii) time-based vesting restricted stock units with respect to 2,211,085 Parent Shares were outstanding under Parent Equity Awards, (iv) performance-based vesting restricted stock units with respect to 1,206,687 Parent Shares (assuming maximum achievement of performance goals) were outstanding under Parent Equity Awards, (v) 40,000 Parent Euro Ordinary Shares were held in treasury, and (vi) no Parent Preferred Shares were issued and outstanding.  The per share exercise price of each share option under a Parent Equity Award was not less than the fair market value of a Parent Share on the applicable grant date.  All the outstanding Parent Shares are, and all Parent Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.  The Parent Shares to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable.

(b)           All issued and outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of Parent are wholly-owned, directly or indirectly, by Parent free and clear of all Liens, other than Parent Permitted Liens.

(c)           Except as set forth in Section 4.2(a) above and Section 4.2(f) below, as of the date hereof:  (i) Parent does not have any shares issued or outstanding other than Parent Shares that have become outstanding after the Parent Capitalization Date, but were reserved for issuance as set forth in Section 4.2(a) above, and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which Parent or any of the Parent Subsidiaries is a party obligating Parent or any of the Parent Subsidiaries to (A) issue, transfer or sell any shares or other equity interests of Parent or any Parent Subsidiary or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Parent or a wholly-owned Subsidiary of Parent); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary that is not wholly-owned.

(d)           Neither Parent nor any Parent Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Parent on any matter.

(e)           There are no voting trusts or other agreements or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of the shares or other equity interest of Parent or any Parent Subsidiary.

(f)            The Parent has made available to the Company a true and complete list, as of the Parent Capitalization Date and on an aggregate basis, of (i) the number of Parent Shares underlying Parent Equity Awards and (ii) the exercise prices of Parent Equity Awards, if applicable.

Section 4.3            Corporate Authority Relative to this Agreement; No Violation.

(a)           Parent and Merger Sub have all requisite corporate or similar power and authority to enter into this Agreement and, subject (in the case of the issuance of Parent Shares in connection with the Merger, the Parent Name Change and the Consolidation) to receipt of the Parent Shareholder Approvals and (in the case of the Merger Sub) to the adoption of this Agreement by Merger Sub’s sole shareholder (which adoption shall occur immediately after the execution and delivery of this

Agreement), to consummate the Transactions, including the Merger.  The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Parent Board of Directors and (in the case of the issuance of Parent Shares in connection with the Merger, the Parent Name Change and the Consolidation, except for (i) receipt of the Parent Shareholder Approvals and the adoption of this Agreement by Merger Sub’s sole shareholder and (ii) the filing of the Certificate of Merger with the DSOS) no other corporate proceedings on the part of Parent or any Parent Subsidiary are necessary to authorize the consummation of the Transactions.  On or prior to the date hereof, the Parent Board of Directors has unanimously (x) resolved that this Agreement and the Transactions, including the issuance of Parent Shares in connection with the Merger, and the Consolidation are advisable and in the best interests of Parent and the shareholders of Parent, (y) approved and declared advisable this Agreement and the Transactions, including the Merger, the Parent Name Change and the Consolidation on the terms and subject to the conditions set forth herein, in accordance with the requirements of the Irish law, and (z) resolved to recommend that the shareholders of Parent vote in favor of the issuance of Parent Shares in connection with the Merger, the Parent Name Change and the Consolidation, and to include such recommendations in the Joint Proxy Statement/Prospectus.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)           Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v)  any applicable requirements of the NYSE (vi) the Irish Takeover Rules and (vii) the matters set forth in Section 4.3(b) of the Parent Disclosure Letter, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent and Merger Sub of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)           The execution and delivery by Parent and Merger Sub of this Agreement do not, and, except as described in Section 4.3(b), the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or right binding upon Parent or any of Parent’s Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any Parent Subsidiaries, other than Parent Permitted Liens, (ii) conflict with or result in any violation of any provision of the Parent Governing Documents or any of the organizational documents of any Parent Subsidiary or (iii) conflict with or violate any Laws applicable to Parent or any of Parent’s Subsidiaries or any of their respective properties or assets, other than in the case of clauses (i), (ii) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4            Reports and Financial Statements.

(a)           From January 1, 2013 through the date of this Agreement, Parent has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (the “Parent SEC Documents”).  As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and their consolidated statements of operations, consolidated statements of comprehensive (loss) income and consolidated statements of cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.5            Internal Controls and Procedures.  Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Parent’s internal controls over financial reporting provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP.  Since January 1, 2013, Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and the audit committee of the Parent Board of Directors (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information, and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.  Parent has made available to the Company all such disclosures made by management to Parent’s auditors and audit committee from January 1, 2013 to the date hereof.

Section 4.6            No Undisclosed Liabilities.  Except (a) as disclosed, reflected or reserved against in Parent’s consolidated balance sheet (or the notes thereto) as of December 31, 2014 included in the Parent SEC Documents filed or furnished on or prior to the date hereof, (b) for liabilities incurred in the ordinary course of business since December 31, 2014, (c) as expressly permitted or contemplated by this Agreement and (d) for liabilities which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither Parent nor any Parent Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, other than those which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.   For purposes of this Section 4.6, the term “liabilities” shall not include obligations of Parent or any Parent Subsidiaries to perform under or comply with any applicable Law, action, judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by Parent or any Parent Subsidiaries with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation or the imposition of injunctive or other equitable remedies.

Section 4.7            Compliance with Laws; Permits.

(a)           Parent and each Parent Subsidiary are in compliance with and are not in default under or in violation of any Laws, applicable to Parent, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Parent and the Parent Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, clearances, approvals, registrations and orders of any Governmental Entity necessary for Parent and Parent’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  All Parent Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)           Notwithstanding anything contained in this Section 4.7, no representation or warranty shall be deemed to be made in this Section 4.7 in respect of the matters referenced in Section 4.4, Section 4.5 or Section 4.13, or in respect of environmental, Tax, employee benefits or labor Law matters.

Section 4.8            Environmental Laws and Regulations.  Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:  (a) Parent and its Subsidiaries are now and have been since January 1, 2013 in compliance with all, and have not violated any, applicable Environmental Laws; (b) no property currently or formerly owned, leased or operated by Parent or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures), or any other location used by Parent or any of Parent’s Subsidiary, is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be remediated or removed, that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability; (c) since January 1, 2013, neither Parent nor any of its Subsidiaries has received any notice, demand letter, claim or request, for information alleging that Parent or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law or are allegedly subject to any Removal, Remedial or Response actions; (d) neither Parent nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Entity, or any indemnity or other agreement with any third party, imposing liability or obligations relating to any Environmental Law or any Hazardous Substance; and (e) Parent has all of the material Environmental Permits necessary for the conduct and operation of its business as now being conducted, all such Environmental Permits are valid and in full force and effect and Parent and the Parent Subsidiaries are in compliance with such Environmental Permits.

Section 4.9            Employee Benefit Plans.

(a)           Section 4.9(a) of the Parent Disclosure Letter sets forth a true and complete list of each material Parent Benefit Plan for current or former employees, directors or consultants of Parent or any Parent Subsidiary.  “Parent Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, program or arrangement, in each case for the benefit of current or former employees, directors or consultants (or any dependent or beneficiary thereof) of Parent or any Parent Subsidiary or with respect to which Parent or any Parent Subsidiary has or may have any present or future obligation or liability (whether actual or contingent).

(b)           With respect to each material Parent Benefit Plan, Parent has made available to Parent correct and complete copies of, in each case, to the extent applicable, (i) all plan documents and material amendments thereto; and (ii) the most recent annual report on Form 5500 and the most recent audited financial statement or actuarial valuation report.

(c)           (i) Except as would not, individually, or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each of the Parent Benefit Plans has been operated and administered in material compliance with its terms and applicable Laws; (ii)  each Parent Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification, and to the knowledge of Parent, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Parent Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Parent or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA; (iv) Parent nor any ERISA Affiliate has or has had in the past six (6) years an obligation to contribution to a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (v) except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, all contributions or other amounts payable by Parent or its Subsidiaries pursuant to each Parent Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards; (vi) to the knowledge of the Parent, no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code and Section 406 of ERISA) has occurred with respect to any Parent Benefit Plan that would reasonably be expected to result in a material liability to the Parent or a Parent Subsidiary; and (vii) there are no pending, or to the knowledge of Parent, threatened in writing, claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Parent Benefit Plans that would reasonably be expected to result in a material liability to Parent or a Parent Subsidiary.

(d)           Except as set forth in Section 4.9(d) of the Parent Disclosure Letter, in the past six (6) years, neither the Parent, any Parent Subsidiary nor any of their respective ERISA Affiliates has or has had an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA (a “Parent Single Employer Plan”) or any other pension plan subject to Title IV of ERISA.  No failure to satisfy the minimum funding standards (within the meaning of Section 302 of ERISA and Section 412 of the Code, whether or not waived) has occurred with respect to any Parent Single Employer Plan, and there has been no determination that any Parent Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 303 of ERISA).  With respect to each Parent Single Employer Plan, neither Parent, any Parent Subsidiary nor any of their respective ERISA Affiliates has (i) incurred any unsatisfied liability under Title IV of ERISA with respect to the termination of any Parent Single Employer Plan, including but not limited to the imposition of any lien in favor of the PBGC or any Parent

Single Employer Plan, (ii) received from the PBGC any notice relating to an intention to terminate any Parent Single Employer Plan, including but not limited to the imposition of any lien in favor of the PBGC or any Parent Single Employer Plan, or (iii) incurred any liability under Title IV of ERISA that has not been satisfied in full and no condition exists that is likely to cause Parent, any Parent Subsidiary or any of their respective ERISA Affiliates to incur liability thereunder.

(e)           Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any payment or benefit becoming due to any current or former employee, director or consultant of Parent or any Parent Subsidiary under any Parent Benefit Plan or otherwise, (ii) increase any compensation or benefits otherwise payable or to be provided under any Parent Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any compensation or benefits, or (iv) result in the payment of any amount that could, individually or in combination with any other payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(f)            Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan has been maintained and operated in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom.  Parent is not a party to nor does it have any obligation under any Parent Benefit Plan to compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for Taxes payable pursuant to Section 409A or 457A of the Code.

(g)           (i) Each Parent Benefit Plan that is not subject to U.S. law (each, a “Parent Foreign Benefit Plan”) has been established, maintained and administered in material compliance with its terms and applicable Laws, and if intended to qualify for special tax treatment, meets all the requirements for such treatment, (ii) all employer and employee contributions to each Parent Foreign Benefit Plan required by its terms or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matters, and (iii) the fair market value of the assets of each funded Parent Foreign Benefit Plan, the liability of each insurer for any Parent Foreign Benefit Plan funded through insurance or the book reserve established for any Parent Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Parent Foreign Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations.

Section 4.10          Absence of Certain Changes or Events.

(a)           From December 31, 2014 through the date of this Agreement, there has not occurred any event, development, occurrence, change, or state of fact that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           From December 31, 2014 through the date of this Agreement, neither Parent nor any Parent Subsidiary has taken any action that would constitute a breach of Section 5.2(ii)(d) or (m) had such action been taken after the execution of this Agreement.

Section 4.11          Investigation; Litigation.  As of the date hereof, (a) there is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any Parent Subsidiary or any of their respective properties, rights or assets, and (b) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Parent, threatened) against Parent or any Parent Subsidiary or any of their respective properties, rights or assets before, and there are no orders, judgments, injunctions, ruling or decrees imposed upon Parent or any Parent Subsidiary or any of their respective properties, rights or assets by or before any Governmental Entity, which, in the case of clause (a) or (b), would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.12          Information Supplied.  The information relating to Parent and its Subsidiaries to be contained in the Joint Proxy Statement/Prospectus and the Form S-4 will not, on the date the Joint Proxy Statement/Prospectus (and any amendment or supplement thereto) is first mailed to shareholders of Parent and stockholders of the Company or at the time the Form S-4 (and any amendment or supplement thereto) is declared effective or at the time of the Parent Special Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading.  The Joint Proxy Statement/Prospectus (other than the portions thereof relating solely to the meeting of the stockholders of the Company) and the Form S-4 will comply in all material respects as to form with the requirements of both the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder.  Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Joint Proxy Statement/Prospectus or the Form S-4 which were not supplied by or on behalf of Parent.

Section 4.13          Regulatory Matters.

(a)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each of Parent and the Parent Subsidiaries holds all Parent Permits and clearances necessary for the lawful operating of the businesses of Parent or any Parent Subsidiary (the “Parent Regulatory Permits”); (ii) all such Parent Regulatory Permits are valid and in full force and effect; and (iii) Parent is in compliance with the terms of all Parent Regulatory Permits.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the businesses of each of Parent and each Parent Subsidiary are being conducted in compliance with all applicable Laws.  Since January 1, 2013, neither Parent nor any of the Parent Subsidiaries has received any written notification or communication from any Governmental Entity of noncompliance by, or liability of Parent or the Parent Subsidiaries under, any Laws, except where such noncompliance or liability would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)           Parent and the Parent Subsidiaries are not party to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

(d)           Notwithstanding anything contained in this Section 4.13, no representation or warranty shall be deemed to be made in this Section 4.13 in respect of environmental, Tax, employee benefits or labor Law matters.

Section 4.14          Tax Matters.

(a)           Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(i)            all Tax Returns that are required to be filed by or with respect to Parent or any Parent Subsidiary have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(ii)           Parent and the Parent Subsidiaries have paid all Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of Parent and the Parent Subsidiaries;

(iii)          there is not pending or threatened in writing any audit, examination, investigation or other proceeding with respect to any Taxes of Parent or any Parent Subsidiary, other than for which adequate reserves have been established in accordance with GAAP on the financial statements of Parent and the Parent Subsidiaries;

(iv)          neither Parent nor any Parent Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and

(v)           there are no Liens for Taxes upon any property or assets of Parent or any Parent Subsidiary, except for Parent Permitted Liens.

(b)           Neither Parent nor any Parent Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify in whole or in part for tax-free treatment under Section 355 of the Code or so much of Section 356 of the Code as relates to Section 355 of the Code (or any similar provisions of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement.

(c)           Neither Parent nor any Parent Subsidiary is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than (i) such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries or (ii) any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or has any material liability for Taxes of any Person (other than Parent or any Parent Subsidiary) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor.

(d)           Neither Parent nor any Parent Subsidiary has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(e)           After giving effect to the Merger and all transactions contemplated by this Agreement, 50% or less of the gross value of Parent’s “foreign group property” constitutes “foreign group nonqualified property” within the meaning of IRS Notice 2014-52.

(f)            Parent is as of the date hereof, and at all times since its formation until the date hereof has been, treated as a foreign corporation for U.S. federal income tax purposes.

Section 4.15          Labor Matters.

(a)           Neither Parent nor, to its knowledge, any Parent Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization.

Neither Parent nor any Parent Subsidiary is subject to a labor dispute, strike or work stoppage except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.  To the knowledge of Parent, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Parent or any Parent Subsidiary, except for those the formation of which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           The Transactions will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of Parent or any Parent Subsidiary, other than any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.16          Intellectual Property.

(a)           Section 4.16(a) of the Parent Disclosure Letter sets forth all patents, registered trademarks, registered copyrights, and pending applications for any patents, trademarks, or copyrights (“Registered Parent IP”), except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or a Parent Subsidiary is the sole and exclusive owner of all right, title, and interest in and to the Registered Parent IP and all other Intellectual Property developed by or for Parent or any of its Subsidiaries, free and clear of all Liens and other encumbrances or any licenses other than non-exclusive licenses granted by Parent or a Parent Subsidiary in the ordinary course of business.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Parent Subsidiary is the sole and exclusive owner of all right, title, and interest in and to, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted, and such rights comprise all Intellectual Property necessary and sufficient to enable Parent and its Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted and proposed to be conducted.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the Registered Parent IP is subsisting and, to the knowledge of Parent and excluding any pending applications included in the Registered Parent IP, is valid and enforceable.  There are no pending or, to the knowledge of Parent, threatened claims against Parent or its Subsidiaries by any Person alleging infringement, misappropriation, or unauthorized use by Parent or its Subsidiaries for their use of any Intellectual Property in their respective businesses as currently conducted, and Parent and its Subsidiaries have not received written notice of any such claim, nor has the Parent or any of its Subsidiaries received a written invitation or request that such Person consider obtaining a license under any patent rights of a third party, in each case, that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have taken reasonable steps to maintain the confidentiality of all of their Trade Secrets.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and to the knowledge of Parent, none of the products or services distributed, sold or offered by the business of the Parent and its Subsidiaries, any technology or materials used by Parent or any of its Subsidiaries in connection therewith, nor the conduct of the businesses of Parent and its Subsidiaries, has infringed, misappropriated or otherwise violated, or infringes, misappropriates or otherwise violates, any Intellectual Property or any other similar proprietary right of any Person.  As of the date hereof, neither Parent nor any of its Subsidiaries has made any claim of an infringement, misappropriation or other violation by any Person of its rights to or in connection with any Intellectual Property used in the business of Parent or its Subsidiaries which infringement, misappropriation or other violation would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all past and present employees, contractors and consultants of Parent or any of its Subsidiaries who have had access to Trade Secrets of Parent and its Subsidiaries or have participated in the development of Intellectual Property for the Parent or any of its Subsidiaries are bound by valid and enforceable written agreements pursuant to which such Persons are legally obligated (A) to assign to the Parent or a Subsidiary thereof  any Intellectual Property developed by them within the scope of their employment or engagement with or by the Parent or such Subsidiary and (B) to safeguard and protect such Trade Secrets of Parent and its Subsidiaries (including with respect to the disclosure and use thereof), and (ii) to the knowledge of Parent, no such Person has breached its obligations to Parent or its Subsidiaries.  To the knowledge of Parent, no third-party has misappropriated, disclosed, or authorized for disclosure, any Trade Secret of Parent or its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  There are no pending or, to the knowledge of Parent, threatened claims against Parent or any of its Subsidiaries by any Person challenging the ownership, enforceability or validity of any Intellectual Property of Parent or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and all of the Parent Subsidiaries have complied in all material respects with (i) all of their privacy policies, (ii) all applicable privacy Laws and (iii) all contractual commitments that Parent or any of its Subsidiaries have entered into with respect to Personal Information.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to the knowledge of Parent, there have been no violations of any privacy Laws or privacy policies, and no data breaches involving any Personal Information, and there are no pending or threatened claims against Parent or any of the Parent Subsidiaries by any Person challenging Parent’s policies or practices with respect to privacy and data security.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to the knowledge of Parent, there have been no material unauthorized intrusions or breaches of the security of the information technology systems used in the conduct of the business of the Parent or its Subsidiaries and owned by Parent or its Subsidiaries during the prior twelve (12) months.  Neither Parent nor any of its Subsidiaries have received in the prior six (6) months any written notice or claim alleging a violation of any Person’s privacy rights under any applicable Law or under any of Parent’s or any of its Subsidiaries’ publicly available privacy policies, in each case, in connection with the business of the Parent or its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and the Parent Subsidiaries have commercially reasonable measures in place to safeguard the security, confidentiality, and integrity of Personal Information in their possession or control from unauthorized access, and neither Parent, any of the Parent Subsidiaries, nor to Parent’s knowledge, any other Person, has made any illegal or unauthorized use of Personal Information collected by or on behalf of Parent or the Parent Subsidiaries.

Section 4.17          Real Property.

(a)           With respect to the real property owned by Parent or any Subsidiary at which the material operations of Parent and the Parent Subsidiaries are conducted as of the date hereof (such property collectively, the “Parent Owned Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Parent Subsidiary has good and valid title to such Parent Owned Real Property, free and clear of all Liens, other than any such Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due and payable or being contested in good faith and for which adequate accruals or reserves have been established, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business, (iii) which is disclosed on the most recent consolidated balance sheet of Parent or notes thereto or securing liabilities reflected on such balance sheet, (iv) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Parent or (v) which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used (any such Lien described in any of clauses (i) through (v), “Parent Permitted Lien”).  As of the date hereof, neither Parent nor any of its Subsidiaries has received notice of any pending, and to the knowledge of Parent there is no threatened, condemnation proceeding with respect to any Parent Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each material lease, sublease and other agreement under which Parent or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property at which the operations of Parent and its Subsidiaries are conducted as of the date hereof (the “Parent Leased Real Property”), is valid, binding and in full force and effect, except that (A) enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (ii) no uncured default of a material nature on the part of Parent or, if applicable, its Subsidiary or, to the knowledge of Parent, the landlord thereunder exists with respect to any Parent Leased Real Property.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the lease, sublease or other agreement applicable thereto, the Parent Leased Real Property, free and clear of all Liens, except for Parent Permitted Liens.

Section 4.18          Opinion of Financial Advisor.  The Parent Board of Directors has received an opinion from Perella Weinberg Partners LP, dated as of the date of this Agreement, and based upon and subject to the various assumptions and limitations set forth therein, that the Exchange Ratio is fair, from a financial point of view, to Parent. An executed copy of such opinion will be made available to the Company solely for informational purposes promptly after receipt thereof by the Parent Board of Directors.  As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 4.19          Required Vote.  The Parent Shareholder Approvals are the only votes of holders of securities of Parent which is required to consummate the Transactions.

Section 4.20          Material Contracts.

(a)           Except for this Agreement, Section 4.20 of the Parent Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 4.20(a) under which Parent or any Parent Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 4.20(a) being referred to herein as the “Parent Material Contracts”):

(i)            any partnership, joint venture, strategic alliance or collaboration Contract which is material to Parent and its Subsidiaries, taken as a whole;

(ii)           any Contract that (A) purports to materially limit either the type of business in which Parent or its Subsidiaries (or, after the Effective Time, the Company or its Subsidiaries) or any of their respective affiliates may engage or geographic area in which any of them may so engage in any business or (B) would require the disposition of any material assets or line of business of Parent or its Subsidiaries (or, after the Effective Time, the Company or its Subsidiaries) or any of their respective affiliates as a result of the consummation of the Transactions;

(iii)          each acquisition or divestiture Contract or licensing agreement that contains representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $25 million in the twelve (12) month period following the date hereof;

(iv)          each Contract relating to outstanding Indebtedness of Parent or its Subsidiaries for borrowed money or any financial guaranty thereof (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $25 million other than (A) Contracts solely among Parent and any wholly-owned Parent Subsidiary or a guarantee by Parent or a Parent Subsidiary of a Parent Subsidiary, (B) financial guarantees entered into in the ordinary course of business consistent with past practice not exceeding $25 million, individually or in the aggregate (other than surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business consistent with past practice in each case to the extent not drawn upon), and (C) any Contracts relating to Indebtedness explicitly included in the consolidated financial statements in the Parent SEC Documents;

(v)           each Contract between Parent, on the one hand, and any officer, director or affiliate (other than a wholly-owned Parent Subsidiary) of Parent or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which Parent has an obligation to indemnify such officer, director, affiliate or family member;

(vi)          any Contract (excluding licenses for commercially available computer software that are generally available on standard terms for fees of no more than $10 million annually or in the aggregate) under which Parent or any Parent Subsidiary is granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property of a third party, which Contract is material to Parent and the Parent Subsidiaries, taken as a whole;

(vii)         any Contract (excluding licenses for commercially available computer software that are generally available on standard terms for fees of no more than $10 million annually or in the aggregate) under which Parent or any Parent Subsidiary has granted to a third party any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property rights (including any development thereof), which Contract is material to Parent and the Parent Subsidiaries, taken as a whole;

(viii)        any shareholders, investors rights, registration rights or similar agreement or arrangement of Parent or any of its Significant Subsidiaries;

(ix)          any Contract that relates to any swap, forward, futures, or other similar derivative transaction with a notional value in excess of $25 million;

(x)           any collective bargaining agreement or other Contract with any labor union;

(xi)                              any Contract involving the settlement of any action or threatened action (or series of related actions) which will (A) involve payments after the date hereof of consideration in excess of $25 million or (B) impose material monitoring or reporting obligations to any other Person outside the ordinary course of business; and

(xii)                           any Contract not otherwise described in any other subsection of this Section 4.20(a) that would be required to be filed by Parent as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(b)                                 Neither Parent nor any Parent Subsidiary is in breach of or default under the terms of any Parent Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  To the knowledge of Parent, as of the date hereof, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent which is party thereto and, to the knowledge of Parent, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.21                             Insurance.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date hereof, (a) all current, insurance policies and Contracts of Parent and its Subsidiaries are in full force and effect and are valid and enforceable and (b) all premiums due thereunder have been paid.  Neither Parent nor any of its Subsidiaries has received notice of cancellation or termination with respect to any third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.22                             Finders and Brokers.  Neither Parent nor any Parent Subsidiary has employed any investment banker, broker or finder in connection with the Transactions, other than as set forth in Section 4.22 of the Parent Disclosure Letter, who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.23                             FCPA and Anti-Corruption.  Except for those matters which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect:

(a)                                 neither Parent nor any Parent Subsidiary, nor any director, manager or employee of Parent or any Parent Subsidiary has in the last five (5) years, in connection with the business of Parent or any Parent Subsidiary, itself or, to Parent’s knowledge, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Parent or any Parent Subsidiary, taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable);

(b)                                 neither Parent nor any Parent Subsidiary, nor any director, manager or employee of Parent or any Parent Subsidiary, are, or in the past five (5) years have been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Parent or any Parent Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA;

(c)                                  Parent and each Parent Subsidiary has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Parent and each Parent Subsidiary as required by the FCPA in all material respects;

(d)                                 Parent and each Parent Subsidiary has instituted policies and procedures designed to help ensure compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force; and

(e)                                  no officer, director, or employee of Parent or any Parent Subsidiary is a Government Official.

Section 4.24                             No Merger Sub Activity.  Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with this Agreement.

Section 4.25                             No Other Representations.  Except for the representations and warranties contained in Article III, Parent acknowledges that neither the Company nor any Representative of the Company makes, and Parent acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent or to Parent’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1                                    Conduct of Business by the Company Pending the Closing.  The Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as set forth in Section 5.1 of the Company Disclosure Letter, (b) as specifically required by this Agreement (including the Restructuring Transactions), (c) as required by Law or (d) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company (i) shall and shall cause each Company Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice and use reasonable best efforts to preserve intact its and their present business organizations and to preserve its and their present relationships with customers, suppliers and other Persons with whom it and they have material business relations; provided, however, that no action that is specifically permitted by any of clauses (a) through (p) of Section 5.1(ii) shall be deemed a breach of this clause (i), and (ii) the Company shall not, and shall not permit any Company Subsidiary to:

(a)                                 authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary), except (i) that the Company may continue the declaration and payment of regular quarterly cash dividends on the Company Shares, not to exceed $0.15 per share for each quarterly dividend, (ii) for dividends and distributions paid or made on a pro rata basis by a Company Subsidiary in the ordinary course of business consistent with past practice or by a wholly-owned Company Subsidiary to the Company or another wholly-owned Company Subsidiary, and (iii) the declaration and payment of the Pre-Merger Special Dividend in respect of each share of Company Common Stock;

(b)                                 split, combine, reduce or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Company Subsidiary which remains a wholly-owned Company Subsidiary after consummation of such transaction;

(c)                                  except as required by applicable Law or any Company Benefit Plan, (i) increase the compensation or benefits payable or to be provided to any of its directors, officers, employees or consultants (other than increases in annual base salaries and incentive compensation opportunities at times and in amounts in the ordinary course of business consistent with past practice), (ii) grant or increase to any of its directors, officers, employees or consultants any severance, termination, change in control or retention pay, (iii) pay or award, or commit to pay or award, any cash bonuses or cash incentive compensation (other than the payment of accrued and unpaid cash bonuses or other cash incentive compensation), (iv) enter into any employment, severance, retention or change in control agreement with any of its directors, officers, employees or consultants (other than offer letters that do not otherwise provide for severance, retention or change in control payments or benefits), (v) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan (or a plan or arrangement that would be a Company Benefit Plan if in existence as of the date hereof), or (vi) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any of its directors, officers, employees or consultants;

(d)                                 make any material change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, applicable Law or SEC policy;

(e)                                  authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of an equity interest in any Person or any business or division of any Person (including by means of an asset purchase), or any mergers, consolidations or business combinations, except for (i) such transactions that collectively do not have purchase prices that exceed $25 million in the aggregate (provided that any such transactions, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or impede the consummation of the Transactions), (ii) capital expenditures otherwise permitted by Section 5.1(ii)(n), (iii) transactions between the Company and a wholly-owned Company Subsidiary or between wholly-owned Company Subsidiaries or (iv) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement;

(f)                                   amend the Company Governing Documents, and shall not permit any Significant Subsidiary of the Company to adopt any amendments to its governing documents;

(g)                                  issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock (including restricted stock), voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Company Equity Award under any existing Company Equity Plan (except as otherwise provided by the express terms of any Company Equity Award outstanding on the date hereof), other than issuances of Company Shares (i) in respect of any exercise of Company Stock Options or the vesting, lapse of restrictions with respect to or settlement of Company Equity Awards, outstanding as of the date hereof or issued in accordance with this Agreement, in each case, accordance with their respective terms, (ii) pursuant to the terms of the Company ESPP, subject to Section 2.3(d) or (iii) transactions between the Company and a wholly-owned Company Subsidiary or between wholly-owned Company Subsidiaries;

(h)                                 directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (i) redemptions or acquisitions of Company Shares tendered by holders of Company Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto, (ii) the redemption or acquisition by the Company of Company Equity Awards in connection with the forfeiture of such awards and (iii) transactions between the Company and a wholly-owned Company Subsidiary or between wholly-owned Company Subsidiaries;

(i)                                     redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (i) any Indebtedness for borrowed money among the Company and its wholly-owned Company Subsidiaries or among wholly-owned Company Subsidiaries, (ii) Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Indebtedness for borrowed money of the Company or any of the Company Subsidiaries maturing on or prior to the six (6) month anniversary of the date of such refinancing, (iii) guarantees by the Company of Indebtedness for borrowed money of Company Subsidiaries or guarantees by Company Subsidiaries of Indebtedness for borrowed money of the Company or any Company Subsidiary, which Indebtedness is incurred in compliance with this clause (i), (iv) Indebtedness for borrowed money incurred pursuant to (A) agreements entered into by the Company or any Company Subsidiary in effect prior to the execution of this Agreement and set forth in Section 5.1(ii)(i)(A) of the Company Disclosure Letter and (B) other agreements that may be entered into following the date hereof and set forth in Section 5.1(ii)(i)(B) of the Company Disclosure Letter, (v) transactions at the stated maturity of such Indebtedness and required amortization or mandatory prepayments and (vi) Indebtedness for borrowed money not to exceed $100 million in aggregate principal amount outstanding at any time incurred by the Company or any of the Company Subsidiaries other than in accordance with clauses (i) through (v); provided that nothing contained herein shall prohibit the Company and the Company Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practice;

(j)                                    make any loans to any other Person, except for loans among the Company and its wholly-owned Company Subsidiaries or among the Company’s wholly-owned Company Subsidiaries;

(k)                                 sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Company Permitted Liens), any of its properties or assets (including shares in the capital of the Company Subsidiaries), except (i) pursuant to an existing agreement in effect prior to the execution of this Agreement that is listed on Section 5.1(ii)(k) of the Company Disclosure Letter, (ii) in the case of Liens, as required in connection with any Indebtedness permitted to be incurred pursuant to Section 5.1(ii)(i), (iii) such transactions with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds $25 million in the aggregate for all such transactions and (iv) for transactions among the Company and its wholly-owned Company Subsidiaries or among wholly-owned Company Subsidiaries;

(l)                                     compromise or settle any claim, litigation, investigation or proceeding, in each case made or pending by or against the Company or any of the Company Subsidiaries (for the avoidance of doubt, including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their officers and directors in their capacities as such, other than the compromise or settlement of claims, litigation, investigations or proceedings that:  (i) is for an amount (in excess of insurance proceeds) not to exceed, for any such compromise or settlement individually or in the aggregate, $50 million, (ii) does not impose any injunctive relief on the Company and the Company Subsidiaries and (iii) does not provide for the license, covenant not to assert, or otherwise granting of any rights, of or under any Intellectual Property;

(m)                             make or change any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, surrender any right to claim a material Tax refund, or take any action which would cause the Company or any Company Subsidiary to be treated as an “expatriated entity” within the meaning of Section 7874(a)(2) of the Code as a result of the Transactions;

(n)                                 except in the ordinary course of business consistent with past practice, or in accordance with the Company’s anticipated capital expenditures for its 2016 fiscal year described on Section 5.1(ii)(n) of the Company Disclosure Letter, make any new capital expenditure or expenditures, or commit to do so;

(o)                                 except in the ordinary course of business consistent with past practice or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 5.1(ii) and excluding any Material Contract of the type described in Section 3.20(a)(ii)(B) (but subject to the other restrictions set forth in this Section 5.1(ii)), (i) enter into any Contract that would, if entered into prior to the date hereof, be a Company Material Contract, or (ii) materially modify, materially amend or terminate any Company Material Contract or waive, release or assign any material rights or claims thereunder; or

(p)                                 agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.2                                    Conduct of Business by Parent Pending the Closing.  Parent agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as set forth in Section 5.2 of the Parent Disclosure Letter, (b) as specifically required by this Agreement (including the Restructuring Transactions), (c) as required by Law or (d) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent (i) shall and shall cause each Parent Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice and use reasonable best efforts to preserve intact its and their present business organizations and to preserve its and their present relationships with customers, suppliers and other Persons with whom it and they have material business relations; provided, however, that no action that is specifically permitted by any of clauses (a) through (p) of Section 5.2(ii) shall be deemed a breach of this clause (i), and (ii) Parent shall not, and shall not permit any Parent Subsidiary to:

(a)                                 authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities of Parent or any Parent Subsidiary), except (i) that Parent may continue the declaration and payment of regular quarterly cash dividends on the Parent Shares, not to exceed $0.31 per share for each quarterly dividend, and (ii) for dividends and distributions paid or made on a pro rata basis by a Parent Subsidiary in the ordinary course of business consistent with past practice or by a wholly-owned Parent Subsidiary to Parent or another wholly-owned Parent Subsidiary;

(b)                                 split, combine, reduce or reclassify any of its capital stock (excluding the Consolidation, provided that the Consolidation shall not be consummated prior to the Effective Time), or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Parent Subsidiary which remains a wholly-owned Parent Subsidiary after consummation of such transaction;

(c)                                  except as required by applicable Law or any Parent Benefit Plan, (i) increase the compensation or benefits payable or to be provided to any of its directors, officers, employees or consultants (other than increases in annual base salaries and incentive compensation opportunities at times and in amounts in the ordinary course of business consistent with past practice), (ii) grant or increase to any of its directors, officers, employees or consultants any severance, termination, change in control or retention pay, (iii) pay or award, or commit to pay or award, any cash bonuses or cash incentive compensation (other than the payment of accrued and unpaid cash bonuses or other cash incentive compensation), (iv) enter into any employment, severance, retention or change in control agreement with any of its directors, officers, employees or consultants (other than offer letters that do not otherwise provide for severance, retention or change in control payments or benefits), (v) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Parent Benefit Plan (or a plan or arrangement that would be a Parent Benefit Plan if in existence as of the date hereof), or (vi) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any of its directors, officers, employees or consultants;

(d)                                 make any material change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, applicable Law or SEC policy;

(e)                                  authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of an equity interest in any Person or any business or division of any Person (including by means of an asset purchase), or any mergers, consolidations or business combinations, except for (i) such transactions that collectively do not have purchase prices that exceed $25 million in the aggregate (provided that any such transactions, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or impede the consummation of the Transactions), (ii) capital expenditures otherwise permitted by Section 5.2(ii)(n), (iii) transactions between Parent and a wholly-owned Parent Subsidiary or between wholly-owned Parent Subsidiaries or (iv) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement;

(f)                                   amend the Parent Governing Documents, and shall not permit Merger Sub or any Significant Subsidiary of Parent to adopt any amendments to its governing documents;

(g)                                  issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock (including restricted stock), voting securities or other equity interest in Parent or any Parent Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Parent Equity Award under any existing Parent Equity Plan (except as otherwise provided by the express terms of any Parent Equity Award outstanding on the date hereof), other than issuances of Parent Shares (i) in respect of any exercise of Parent Share Options under Parent Equity Awards or the vesting, lapse of restrictions with respect to or settlement of Parent Equity Awards, outstanding as of the date hereof or issued in accordance with this Agreement, in each case, in accordance with their respective terms, (ii) pursuant to the terms of the Parent ESPP, or (iii) transactions between Parent and a wholly-owned Parent Subsidiary or between wholly-owned Parent Subsidiaries;

(h)                                 directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (i) redemptions or acquisitions of Parent Shares tendered by holders of Parent Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto, (ii) the redemption or acquisition by Parent of Parent Equity Awards in connection with the forfeiture of such awards and (iii) transactions between Parent and a wholly-owned Parent Subsidiary or between wholly-owned Parent Subsidiaries;

(i)                                     redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (i) any Indebtedness for borrowed money among Parent and its wholly-owned Parent Subsidiaries or among wholly-owned Parent Subsidiaries, (ii) Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Indebtedness for borrowed money of Parent or any of the Parent Subsidiaries maturing on or prior to the six (6) month anniversary of the date of such refinancing, (iii) guarantees by Parent of Indebtedness for borrowed money of Parent Subsidiaries or guarantees by Parent Subsidiaries of Indebtedness for borrowed money of Parent or any Parent Subsidiary, which Indebtedness is incurred in compliance with this clause (i), (iv) Indebtedness for borrowed money incurred pursuant to (A) agreements entered into by Parent or any Parent Subsidiary in effect prior to the execution of this Agreement and set forth in Section 5.2(ii)(i)(A) of the Parent Disclosure Letter and (B) other agreements that may be entered into following the date hereof and set forth in Section 5.2(ii)(i)(B) of the Parent Disclosure Letter, (v) transactions at the stated maturity of such Indebtedness and required amortization or mandatory prepayments and (vi) Indebtedness for borrowed money not to exceed $100 million in aggregate principal amount outstanding at any time incurred by Parent or any of the Parent Subsidiaries other than in accordance with clauses (i) through (v); provided that nothing contained herein shall prohibit Parent and the Parent Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practice;

(j)                                    make any loans to any other Person, except for loans among Parent and its wholly-owned Parent Subsidiaries or among Parent’s wholly-owned Parent Subsidiaries;

(k)                                 sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Parent Permitted Liens), any of its properties or assets (including shares in the capital of the Parent Subsidiaries), except (i) pursuant to an existing agreement in effect prior to the execution of this Agreement that is listed on Section 5.2(ii)(k) of the Parent Disclosure Letter, (ii) in the case of Liens, as required in connection with any Indebtedness permitted to be incurred pursuant to Section 5.2(ii)(i), (iii) such transactions with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds $25 million in the aggregate for all such transactions and (iv) for transactions among Parent and its wholly-owned Parent Subsidiaries or among wholly-owned Parent Subsidiaries;

(l)                                     compromise or settle any claim, litigation, investigation or proceeding, in each case made or pending by or against Parent or any of the Parent Subsidiaries (for the avoidance of doubt, including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their officers and directors in their capacities as such, other than the compromise or settlement of claims, litigation, investigations or proceedings that:  (i) is for an amount (in excess of insurance proceeds) not to exceed, for any such compromise or settlement individually or in the aggregate, $50 million, (ii) does not impose any injunctive relief on Parent and the Parent Subsidiaries and (iii) does not provide for the license covenant not to assert, or otherwise granting of any rights, of or under any Intellectual Property;

(m)                             make or change any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, surrender any right to claim a material Tax refund, or take any action which would cause the Company or any Company Subsidiary to be treated as an “expatriated entity” within the meaning of Section 7874(a)(2) of the Code as a result of the Transactions;

(n)                                 except in the ordinary course of business consistent with past practice, or in accordance with Parent’s anticipated 2015 or 2016 capital expenditures described on Section 5.2(ii)(n) of the Parent Disclosure Letter, make any new capital expenditure or expenditures, or commit to do so;

(o)                                 except in the ordinary course of business consistent with past practice or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 5.2(ii) and excluding any Material Contract of the type described in Section 4.20(a)(ii)(B) (but subject to the other restrictions set forth in this Section 5.2(ii)), (i) enter into any Contract that would, if entered into prior to the date hereof, be a Parent Material Contract, or (ii) materially modify, materially amend or terminate any Parent Material Contract or waive, release or assign any material rights or claims thereunder; or

(p)                                 agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.3                                    Solicitation by the Company.

(a)                                 From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company agrees that it shall not (and shall not permit any Company Subsidiary to), and that it shall cause its directors, officers and employees not to, and that it shall direct and use its reasonable best efforts to cause its other Representatives not to, directly or indirectly:  (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its stockholders) which constitutes or would be reasonably expected to lead to a Company Competing Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information relating to the Company or any Company Subsidiary in connection with a Company Competing Proposal, (iii) engage in discussions with any Person with respect to any Company Competing Proposal, (iv) except as required by the duties of the members of the Company Board of Directors under applicable Law, waive, terminate, modify or release any Person (other than Parent, Merger Sub and their respective affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation, (v) approve or recommend, or propose publicly to approve or recommend, any Company Competing Proposal, (vi) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (vii) enter into any letter of intent or similar document relating to, or any agreement or commitment providing for, any Company Competing Proposal (other than (x) an Acceptable Confidentiality Agreement in accordance with Section 5.3(b) or (y) in accordance with Section 8.1(i)), or (viii) resolve or agree to do any of the foregoing (any act described in clauses (v) and (vi) above, a “Company Change of Recommendation”).  The Company shall immediately cease, and cause its directors, officers and employees to cease, and shall direct and use its reasonable best efforts to cause its other Representatives to immediately cease, any and all existing discussions or negotiations with any parties (or provision of any nonpublic information to any parties) conducted heretofore with respect to any Company Competing Proposal or potential Company Competing Proposal.  The Company shall promptly inform its Representatives of the Company’s obligations under this Section 5.3.  For purposes of this Section 5.3, the term “Person” means any Person or “group,” as used in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiaries.  Notwithstanding anything to the contrary contained in this Agreement, the Company and the Company Subsidiaries and the Company’s Representatives may in any event inform a Person that has made or, to the knowledge of the Company, is considering making a Company Competing Proposal of the provisions of this Section 5.3.

(b)                                 Notwithstanding the limitations set forth in Section 5.3(a), if the Company receives, prior to the Company Stockholder Approval being obtained, a bona fide, unsolicited, written Company Competing Proposal, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors (i) constitutes a Company Superior Proposal or (ii) would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Company Superior Proposal, then in either event the Company may take the following actions:  (x) furnish nonpublic information to the Person making such Company Competing Proposal, if, and only if, prior to so furnishing such information, the Company receives from such Person an executed Acceptable Confidentiality Agreement and (y) engage in discussions or negotiations with such Person with respect to the Company Competing Proposal.

(c)                                  The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt of any Company Competing Proposal, any initial proposals or inquiries that would reasonably be expected to lead to a Company Competing Proposal, or any initial inquiry or request for nonpublic information relating to the Company or any Company Subsidiary by any Person who has made or would reasonably be expected to make any Company Competing Proposal.  Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Company Competing Proposal, inquiry or request or with whom the Company is engaging in discussions or negotiations, and the material terms and conditions of any such proposal or offer and the nature of the information requested pursuant to such inquiry or request.  In addition, the Company shall promptly (but in any event within twenty-four (24) hours) after the receipt thereof, provide to Parent copies of any written proposal, offer or draft agreement relating to a Company Competing Proposal or potential Company Competing Proposal which is received by the Company from any Person (or from any representatives, advisors or agents of such Person) making such Company Competing Proposal or with whom discussions or negotiations would reasonably be expected to lead to a Company Competing Proposal.  The Company shall keep Parent reasonably informed of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Company Competing Proposal or potential Company Competing Proposal and keep Parent reasonably informed as to the nature of any information requested of the Company with respect thereto.  The Company shall promptly (but in any event within twenty-four (24) hours) provide to Parent any material nonpublic information concerning the Company provided to any other Person in connection with any Company Competing Proposal that was not previously provided to Parent.  The Company shall not take any action to exempt any Person from the restrictions on “business combinations” contained in any applicable Takeover Statute or otherwise cause such restrictions not to apply.

(d)                                 Notwithstanding anything in this Section 5.3 or Section 5.5 to the contrary, at any time prior to the receipt of the Company Stockholder Approval, the Company Board of Directors may make a Company Change of Recommendation (i) in response to a Company Intervening Event, or (ii) following receipt of a bona fide, unsolicited, written Company Competing Proposal, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors is a Company Superior Proposal, if and only if, (x) in the case of clause (ii), such Company Competing Proposal was received after the date hereof and did not result from a breach of the provisions of this Section 5.3 and (y) in the case of clauses (i) and (ii), the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel that the failure to take such action would be inconsistent with the duties of the members of the Company Board of Directors under applicable Law and the Company complies with Section 5.3(e).

(e)                                  Prior to the Company taking any action permitted (i) under Section 5.3(d)(i), the Company shall provide Parent with three (3) business days’ prior written notice advising Parent it intends to effect a Company Change of Recommendation and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Company Intervening Event), and during such three (3) business day period, the Company shall consider and negotiate in good faith any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Company Change of Recommendation or (ii) under Section 5.3(d)(ii), the Company shall provide Parent with three (3) business days’ prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Company Competing Proposal shall require a new notice and an additional two (2) business day period) advising Parent that the Company Board of Directors intends to take such action and specifying the material terms and conditions of the Company Competing Proposal, and during such three (3) business day period (or subsequent two (2) business day period), the Company shall consider and negotiate in good faith any proposal by Parent to amend the terms and conditions of this Agreement such that such Company Competing Proposal would no longer constitute a Company Superior Proposal.  In the event the Company provides to Parent a notice contemplated by this Section 5.3(e), then, notwithstanding anything in the Confidentiality Agreement to the contrary, the term “Representatives” (as defined in the Confidentiality Agreement) shall thereafter be deemed to include financing sources of Parent.

(f)                                   Nothing contained in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company Board of Directors has reasonably determined in good faith after consultation with the Company’s outside legal counsel that the failure to do so would be inconsistent with the duties of the members of the Company Board of Directors under applicable Law; provided that this Section 5.3(f) shall not permit the Company Board of Directors to make a Company Change of Recommendation except to the extent permitted by Section 5.3(d) or Section 5.3(e).

(g)                                  No Company Change of Recommendation shall relieve the Company from its obligations to submit the approval and adoption of this Agreement to a vote of its stockholders at the Company Special Meeting.

(h)                                 References in this Section 5.3 to the “Company Board of Directors” shall mean the Company Board of Directors or, to the extent applicable, a duly authorized committee thereof.

Section 5.4                                    Solicitation by Parent.

(a)                                 From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Parent agrees that it shall not (and shall not permit any Parent Subsidiary to), and that it shall cause its directors, officers and employees not to, and that it shall direct and use its reasonable best efforts to cause its other Representatives not to, directly or indirectly:  (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its shareholders) which constitutes or would be reasonably expected to lead to a Parent Competing Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information relating to Parent or any Parent Subsidiary in connection with a Parent Competing Proposal, (iii) engage in discussions with any Person with respect to any Parent Competing Proposal, (iv) except as required by the duties of the members of the Parent Board of Directors under applicable Law, waive, terminate, modify or release any Person (other than the Company and its affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation, (v) approve or recommend, or propose publicly to approve or recommend, any Parent Competing Proposal, (vi) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to the Company, the Parent Board Recommendation, (vii) enter into any letter of intent or similar document relating to, or any agreement or commitment providing for, any Parent Competing Proposal (other than (x) an Acceptable Confidentiality Agreement in accordance with Section 5.4(b) or (y) in accordance with Section 8.1(j)), or (viii) resolve or agree to do any of the foregoing (any act described in clauses (v) and (vi) above, a “Parent Change of Recommendation”).  Parent shall immediately cease, and cause its directors, officers and employees to cease, and shall direct and use its reasonable best efforts to cause its other Representatives to immediately cease, any and all existing discussions or negotiations with any parties (or provision of any nonpublic information to any parties) conducted heretofore with respect to any Parent Competing Proposal or potential Parent Competing Proposal.  Parent shall promptly inform its Representatives of Parent’s obligations under this Section 5.4.  For purposes of this Section 5.4, the term “Person” means any Person or “group,” as used in Section 13(d) of the Exchange Act, other than, with respect to Parent, the Company or any Company Subsidiaries.  Notwithstanding anything to the contrary contained in this Agreement, Parent and the Parent Subsidiaries and Parent’s Representatives may in any event inform a Person that has made or, to the knowledge of Parent, is considering making a Parent Competing Proposal of the provisions of this Section 5.4.

(b)                                 Notwithstanding the limitations set forth in Section 5.4(a), (X) if Parent receives, prior to the Parent Shareholder Issuance Approval being obtained, a bona fide, unsolicited, written Parent Competing Proposal, which the Parent Board of Directors determines in good faith after consultation with Parent’s outside legal and financial advisors (i) constitutes a Parent Superior Proposal or (ii) would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Parent Superior Proposal, or (Y) if required by Rule 20.2 of the Irish Takeover Rules, then, in any such event, Parent may take the following actions: (x) furnish nonpublic information to the Person making such Parent Competing Proposal, if, and only if, prior to so furnishing such information, Parent receives from such Person an executed Acceptable Confidentiality Agreement and (y) engage in discussions or negotiations with such Person with respect to the Parent Competing Proposal.

(c)                                  Parent shall notify the Company promptly (but in no event later than twenty-four (24) hours) after receipt of any Parent Competing Proposal, any initial proposals or inquiries that would reasonably be expected to lead to a Parent Competing Proposal, or any initial inquiry or request for nonpublic information relating to Parent or any Parent Subsidiary by any Person who has made or would reasonably be expected to make any Parent Competing Proposal.  Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Parent Competing Proposal, inquiry or request or with whom Parent is engaging in discussions or negotiations, and the material terms and conditions of any such proposal or offer and the nature of the information requested pursuant to such inquiry or request.  In addition, Parent shall promptly (but in any event within twenty-four (24) hours)

after the receipt thereof, provide to the Company copies of any written proposal, offer or draft agreement relating to a Parent Competing Proposal or potential Parent Competing Proposal which is received by Parent from any Person (or from any representatives, advisors or agents of such Person) making such Parent Competing Proposal or with whom discussions or negotiations would reasonably be expected to lead to a Parent Competing Proposal.  Parent shall keep the Company reasonably informed of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Parent Competing Proposal or potential Parent Competing Proposal and keep the Company reasonably informed as to the nature of any information requested of Parent with respect thereto.  Parent shall promptly (but in any event within twenty-four (24) hours) provide to the Company any material nonpublic information concerning Parent provided to any other Person in connection with any Parent Competing Proposal that was not previously provided to the Company.  Parent shall not take any action to exempt any Person from the restrictions on “business combinations” contained in any applicable Takeover Statute or otherwise cause such restrictions not to apply.

(d)                                 Notwithstanding anything in this Section 5.4 or Section 5.5 to the contrary, at any time prior to the receipt of the Parent Shareholder Issuance Approval, the Parent Board of Directors may make a Parent Change of Recommendation (i) in response to a Parent Intervening Event, or (ii) following receipt of a bona fide, written Parent Competing Proposal, which the Parent Board of Directors determines in good faith after consultation with Parent’s outside legal and financial advisors is a Parent Superior Proposal, if and only if, (x) in the case of clause (ii), such Parent Competing Proposal was received after the date hereof and did not result from a breach of the provisions of this Section 5.4 and (y) in the case of clauses (i) and (ii), the Parent Board of Directors has determined in good faith after consultation with Parent’s outside legal counsel that the failure to take such action would be inconsistent with the duties of the members of the Parent Board of Directors under applicable Law and Parent complies with Section 5.4(e).

(e)                                  Prior to Parent taking any action permitted (i) under Section 5.4(d)(i), Parent shall provide the Company with three (3) business days’ prior written notice advising the Company it intends to effect a Parent Change of Recommendation and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Parent Intervening Event), and during such three (3) business day period, Parent shall consider and negotiate in good faith any proposal by the Company to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Parent Change of Recommendation or (ii) under Section 5.4(d)(ii), Parent shall provide the Company with three (3) business days’ prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Parent Competing Proposal shall require a new notice and an additional two (2) business day period) advising the Company that the Parent Board of Directors intends to take such action and specifying the material terms and conditions of the Parent Competing Proposal, and during such three (3) business day period (or subsequent two (2) business day period), Parent shall consider and negotiate in good faith any proposal by the Company to amend the terms and conditions of this Agreement such that such Parent Competing Proposal would no longer constitute a Parent Superior Proposal.  In the event Parent provides to the Company a notice contemplated by this Section 5.4(e), then, notwithstanding anything in the Confidentiality Agreement to the contrary, the term “Representatives” (as defined in the Confidentiality Agreement) shall thereafter be deemed to include financing sources of the Company.

(f)                                   Nothing contained in this Agreement shall prohibit Parent or the Parent Board of Directors from (i) disclosing to Parent’s shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if the Parent Board of Directors has reasonably determined in good faith after consultation with Parent’s outside legal counsel that the failure to do so would be inconsistent with the duties of the members of the Parent Board of Directors under applicable Law; provided that this Section 5.4(f) shall not permit the Parent Board of

Directors to make a Parent Change of Recommendation except to the extent permitted by Section 5.4(d) or Section 5.4(e).

(g)                                  No Parent Change of Recommendation shall relieve Parent from its obligations to submit the issuance of Parent Shares in connection with the Merger to a vote of its shareholders at the Parent Special Meeting.

(h)                                 References in this Section 5.4 to the “Parent Board of Directors” shall mean the Parent Board of Directors or, to the extent applicable, a duly authorized committee thereof.

Section 5.5                                    Preparation of the Form S-4 and the Joint Proxy Statement/Prospectus; Stockholders’ and Shareholders’ Meetings.

(a)                                 As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus in preliminary form, and (ii) Parent shall prepare and cause to be filed with the SEC, the Form S-4 with respect to the Parent Shares issuable in the Merger, which will include the Joint Proxy Statement/Prospectus with respect to the Company Special Meeting and Parent Special Meeting.  Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, (C) to include in the Form S-4 any information as is required to be included by the Irish Takeover Rules and (D) keep the Form S-4 effective for so long as necessary to complete the Merger.  Each of the Company and Parent shall furnish all information concerning itself, its affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement/Prospectus.  The Form S-4 and Joint Proxy Statement/Prospectus shall include all information reasonably requested by such other Party to be included therein.  Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement/Prospectus, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4 received from the SEC and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4 received from the SEC.  Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement/Prospectus, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4.  Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response).  Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.  Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of Parent Shares in connection with the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

(b)                                 If, at any time prior to the receipt of the Company Stockholder Approval or the Parent Shareholder Issuance Approval, any information relating to the Company or Parent, or any of their respective affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement/Prospectus or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company and the shareholders of Parent.  Nothing in this Section 5.5(b) shall limit the obligations of any Party under Section 5.5(a).  For purposes of this Section 5.5, any information concerning or related to the Company, its affiliates or the Company Special Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent, its affiliates or the Parent Special Meeting will be deemed to have been provided by Parent.

(c)                                  As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Company Special Meeting.  The Company shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the stockholders of the Company entitled to vote at the Company Special Meeting and to hold the Company Special Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act.  The Company shall, through the Company Board of Directors, recommend to its stockholders that they give the Company Stockholder Approval, include such recommendation in the Joint Proxy Statement/Prospectus and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except in each case to the extent that the Company Board of Directors shall have made a Company Change of Recommendation as permitted by Section 5.3.  Notwithstanding the foregoing provisions of this Section 5.4(c), if, on a date for which the Company Special Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Special Meeting; provided that the Company Special Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Special Meeting was originally scheduled (other than any adjournments or postponements required by applicable Law, including adjournments or postponements to the extent reasonably necessary or advisable to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided or made available to the Company stockholders or to permit dissemination of information which is material to stockholders voting at the Company Special Meeting and to give the Company stockholders sufficient time to evaluate any such supplement or amendment or other information).  Nothing contained in this Agreement shall be deemed to relieve the Company of its obligations to submit this Agreement to its stockholders for a vote on the approval and adoption thereof.

(d)                                 As promptly as practicable following the date of this Agreement, Parent shall, in accordance with applicable Law and the Parent Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Parent Special Meeting.  Parent shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the shareholders of Parent entitled to vote at the Parent Special Meeting and to hold the Parent Special Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act.  Parent shall, through the Parent Board of Directors, recommend to its shareholders that they give the Parent Shareholder Approvals, include such recommendations in the Joint Proxy Statement/Prospectus, and solicit and use its reasonable best efforts to obtain the Parent Shareholder Approvals, except in each case to the extent that the Parent Board of

Directors shall have made a Parent Change of Recommendation as permitted by Section 5.4.  Notwithstanding the foregoing provisions of this Section 5.5(d), if, on a date for which the Parent Special Meeting is scheduled, Parent has not received proxies representing a sufficient number of Parent Shares to obtain the Parent Shareholder Issuance Approval, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Special Meeting; provided that the Parent Special Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Parent Special Meeting was originally scheduled (other than any adjournments or postponements required by applicable Law, including adjournments or postponements to the extent reasonably necessary or advisable to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided or made available to the Parent shareholders or to permit dissemination of information which is material to shareholders voting at the Parent Special Meeting and to give the Parent shareholders sufficient time to evaluate any such supplement or amendment or other information).  Nothing contained in this Agreement shall be deemed to relieve Parent of its obligation to submit the issuance of Parent Shares in connection with the Merger to its shareholders for a vote on the approval thereof.

(e)                                  The Company and Parent will use their respective reasonable best efforts to hold the Company Special Meeting and the Parent Special Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

Section 5.6                                    Consultation as to Certain Tax Matters.

(a)                                 Prior to (a) consummating any transaction that (i) is described in clause (a), (b), (e), (g), (h), (i), (j) or (k) of Section 5.1(ii) and (ii) is not subject to Parent’s consent right provided in Section 5.1(ii) on the basis that such transaction involves solely the Company and one or more Company Subsidiaries or solely Company Subsidiaries, or (b) altering any intercompany arrangements or agreements or the ownership structure among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, in each case, other than in the ordinary course of business consistent with past practice, the Company shall consult with Parent reasonably prior to consummating any such transaction and shall not proceed with any such action or transaction described in clause (a) or (b) hereof without Parent’s consent (not to be unreasonably conditioned, withheld or delayed) if such action or transaction would, without taking into account any action or transaction entered into by Parent or any of its Subsidiaries (including, after the Effective Time, the Company or any of its Subsidiaries), reasonably be expected to have adverse Tax consequences that, individually or in the aggregate, are material to the Company and the Company Subsidiaries or, after the Effective Time, to Parent and the Parent Subsidiaries.

(b)                                 Except as set forth in Section 5.6(b) of the Parent Disclosure Letter, prior to (a) consummating any transaction that (i) is described in clause (a), (b), (e), (g), (h), (i), (j) or (k) of Section 5.2(ii) and (ii) is not subject to the Company’s consent right provided in Section 5.2(ii) on the basis that such transaction involves solely Parent and one or more Parent Subsidiaries or solely Parent Subsidiaries, or (b) altering any intercompany arrangements or agreements or the ownership structure among Parent and its wholly-owned Subsidiaries or among Parent’s wholly-owned Subsidiaries, in each case, other than in the ordinary course of business consistent with past practice, Parent shall consult with the Company reasonably prior to consummating any such transaction and shall not proceed with any such action or transaction described in clause (a) or (b) hereof without the Company’s consent (not to be unreasonably conditioned, withheld or delayed) if such action or transaction would, without taking into account any action or transaction entered into by the Company or any of its Subsidiaries (including actions or transactions after the Effective Time), reasonably be expected to have adverse Tax consequences that, individually or in the aggregate, are material to Parent and the Parent Subsidiaries (including, after the Effective Time, the Company or any of its Subsidiaries).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1                                    Access; Confidentiality; Notice of Certain Events.

(a)                                 From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the extent permitted by applicable Law, each of the Company and Parent shall, and shall cause each of the Company Subsidiaries and the Parent Subsidiaries, respectively, to afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records (in each case, whether in physical or electronic form) and, during such period, each of the Company and Parent shall, and shall cause each of the Company Subsidiaries and the Parent Subsidiaries, respectively, to, furnish reasonably promptly to the other Party any and all information (financial or otherwise) concerning its and its Subsidiaries’ business, properties and personnel as such other Party may reasonably request.  Notwithstanding the foregoing, neither the Company nor Parent shall be required by this Section 6.1 to provide the other Party or the Representatives of such other Party with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (B) the disclosure of which would violate any Law or duty (provided, however, that the withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty) or (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege); provided, however, that such access and information shall be disclosed or granted, as applicable, to external counsel for Parent to the extent reasonably required for the purpose of complying with applicable Antitrust Laws subject to prior execution of a common interest or joint defense agreement in customary form.  Each of the Company and Parent will use commercially reasonable efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder.

(b)                                 Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(c)                                  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) of any legal proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction, (iii) in the case of Parent, of any notice or other communication received by Parent from any Person requisitioning the convening of a meeting of the holders of Parent Shares, (iv) in the case of the Company, of any notice or other communication received by the Company from any

Person calling for a meeting of the holders of Company Shares, and (v) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Company Subsidiaries or the Parent Subsidiaries, respectively, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.1(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party.  The failure to deliver any such notice shall not affect any of the conditions set forth in Article VII or give rise to any right to terminate under Article VIII.

Section 6.2                                    Reasonable Best Efforts.

(a)                                 Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and make effective the Transactions, including the transactions set forth in Schedule 6.2(a) hereto (the “Restructuring Transactions”), as soon as practicable after the date hereof, including (i) preparing and filing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other Transactions (including those set forth in Section 6.2(a)(i) of the Company Disclosure Letter or Section 6.2(a)(i) of the Parent Disclosure Letter) and (ii) taking all steps as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.  In furtherance and not in limitation of the foregoing, each Party agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within ten (10) business days after the execution of this Agreement (unless a later date is mutually agreed between the Parties). Each Party agrees to supply, as promptly as practicable and advisable, any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b)                                 Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.2(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the Transactions under the HSR Act, (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions; provided, however, that materials may be redacted (A) to remove references concerning the valuation of Parent, the Company or any of their Subsidiaries, (B) as necessary to comply with contractual arrangements in effect as of the date hereof, and (C) as necessary to address reasonable privilege or confidentiality concerns; and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity, or, in connection with any proceeding by a private party, with any other Person (provided, however, that materials may be redacted (A) to remove references concerning the valuation of Parent, the Company or any of their Subsidiaries, (B) as necessary to comply with contractual arrangements in effect as of the date hereof, and (C) as necessary to address reasonable privilege or confidentiality concerns), and to the extent permitted by the DOJ, the FTC or any other applicable Governmental Entity or other Person, give the other Party the opportunity to attend and participate in any in-person meetings with the DOJ, the FTC or any other Governmental Entity or other Person.  In furtherance and not in limitation of the covenants of the Parties contained in Section 6.2(a) and this Section 6.2(b), each Party shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the Transactions under any Antitrust Law including agreeing to any terms, conditions or modifications (including Parent, the Company or any of their respective Subsidiaries having to cease operating, license, sell or otherwise dispose of any assets or businesses (including the requirement that any such assets or businesses be held separate)) with respect to obtaining the expiration or termination of any waiting period or any consents, permits, waivers, approvals, authorizations or orders in connection with the consummation of the Transactions; provided, however, neither the Company nor Parent shall be required to take, and neither the Company nor Parent shall take without prior written consent of the other Party, such actions under this Section 6.2(b) that would result in, or would be reasonably likely to result in, either individually or in the aggregate, a Parent Material Adverse Effect or Company Material Adverse Effect, as applicable.  Nothing in this Section 6.2(b) shall require Parent, the Company or their respective Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.  The Parties shall consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to any Antitrust Law prior to their submission.

(c)                                  Each of Parent and the Company shall use its reasonable best efforts to obtain the expiration or termination of all waiting periods and all consents, waivers, authorizations and approvals of all Governmental Entities and other third parties necessary, proper or advisable for the consummation of the Transactions and to provide any notices to third parties required to be provided prior to the Effective Time; provided that, without the prior written consent of the other Party, neither Party shall incur any significant expense or liability, enter into any significant new commitment or agreement or agree to any significant modification to any contractual arrangement to obtain such consents or certificates. Each of Parent and the Company will reasonably cooperate with the other Party in connection with any debt financing or refinancing undertaken by the other Party in connection with the consummation of the Transactions, including the incurrence of (i) indebtedness to repay or refinance the Company’s and Parent’s credit facilities existing on the date hereof or (ii) indebtedness permitted to be incurred by the Company or Parent between the date hereof and the Effective Time under this Agreement.

Section 6.3                                    Publicity.  So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement without the prior consent of the other Party, which consent shall not be unreasonably withheld or delayed, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Company shall not be required by this Section 6.3 to provide any such review or comment to Parent in connection with the receipt and existence of a

Company Competing Proposal or a Company Change of Recommendation and matters related thereto; provided further, however, that Parent shall not be required by this Section 6.3 to provide any such review or comment to the Company in connection with the receipt and existence of a Parent Competing Proposal or a Parent Change of Recommendation and matters related thereto; provided further that each Party and their respective affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 6.3.

Section 6.4                                    Directors’ and Officers’ Insurance and Indemnification.  For not less than six (6) years from and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all individuals who at or prior to the Effective Time are past or present directors, officers or employees of the Company or the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law; provided such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such persons serving as an officer, director, employee or other fiduciary of the Company or any of the Company Subsidiaries or of any Person if such service was at the request or for the benefit of the Company or any of the Company Subsidiaries, to the fullest extent permitted by Law or provided pursuant to the Company Governing Documents or the organizational documents of any Company Subsidiary or any indemnification agreements, if any, in existence on the date of this Agreement.  The Parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in their respective certificate of incorporation or by-laws (or comparable organizational documents) or in any agreement shall survive the Merger and shall continue in full force and effect.  For six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and the organizational documents of any Company Subsidiary and (ii) any other agreements of the Company and the Company Subsidiaries with any Indemnified Party, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date of this Agreement, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions).  Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six (6) years from the Effective Time, the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement (it being understood that Parent shall nevertheless be obligated to provide as much coverage as may be obtained for such 300% amount); provided further that the Company may prior to the Effective Time substitute therefor a single premium tail coverage with respect to D&O Insurance with an annual cost not in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement.  Notwithstanding anything herein to the contrary, if any Indemnified Party notifies Parent on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 6.4, the provisions of this Section 6.4 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.  In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.4.  The rights and obligations under this Section 6.4 shall survive consummation of the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party.  The provisions of this Section 6.4 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.

Section 6.5                                    Takeover Statutes.  The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions.

Section 6.6                                    Obligations of Merger Sub and the Surviving Corporation.  Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.7                                    Rule 16b-3.  Prior to the Effective Time, the Company and Parent shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities pursuant to the Transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.8                                    Security Holder Litigation.  Each Party shall provide the other Party prompt oral notice of any litigation brought by any stockholder or shareholder of that Party, as applicable, against such Party, any of its Subsidiaries and/or any of their respective directors relating to the Merger, this Agreement or any of the Transactions.  Unless (i) in the case of such litigation with respect to the Company, the Company Board of Directors has made or is considering making a Company Change of Recommendation or (ii) in the case of such litigation with respect to Parent, the Parent Board of Directors has made or is considering making a Parent Change of Recommendation, each Party shall give the other Party the opportunity to participate (at such other Party’s expense) in the defense or settlement of any such litigation, and no such settlement shall be agreed to without the other Party’s prior written consent, which consent shall not be unreasonably withheld or delayed, except that the other Party shall not be obligated to consent to any settlement which does not include a full release of such other Party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon Parent or any of its affiliates.  In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.9 and Section 5.1, Section 5.2 or Section 6.2, the provisions of this Section 6.9 shall control.

Section 6.9                                    Delisting.  Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NASDAQ and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

Section 6.10                             Director Resignations.  The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 6.11                             Stock Exchange Listing.  Parent shall use its reasonable best efforts to cause the Parent Shares to be issued in the Merger to be approved for listing on the NYSE and/or the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

Section 6.12                             Post-Merger Organizational Matters.

(a)                                 Parent shall take all such actions as are necessary to ensure that, as of the Effective Time, the following individuals shall become officers of Parent from the Effective Time, serving in the respective offices set forth beside each individual’s name, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified:

Name	Position
James F. McCann	Chairman of the Board of Directors
John J. Haley	Chief Executive Officer
Dominic Casserley	President and Deputy Chief Executive Officer

(b)                                 The Company and Parent shall cooperate and shall use reasonable best efforts to ensure that at the Effective Time, the principal executive offices of the businesses of Parent shall be based in London, England, and Arlington, Virginia.

(c)                                  The Company and Parent shall cooperate and take all action as is necessary to cause, effective as of the Effective Time, the Parent Board of Directors to be comprised of six directors selected by the Company and identified in writing to Parent and six directors selected by Parent and identified in writing to the Company (for a total of twelve directors).  The new members appointed to the Parent Board of Directors shall be ratified by the Nominating and Governance Committee of the Parent Board of Directors and the Parent Board of Directors in accordance with the Parent Governing Documents.

(d)                                 The Company and Parent shall cooperate and, subject to receipt of the Parent Shareholder Name Change Approval, take all action as is necessary to cause the name of Parent to become “Willis Towers Watson public limited company”, effective as of the Effective Time (the “Parent Name Change”).

(e)                                  The Company and Parent shall cooperate and shall use reasonable best efforts to cause the Parent Shares to be listed on the NASDAQ, effective and conditioned on the Closing Date.

Section 6.13                             Tax Matters. Parent and the Company shall each execute and deliver tax representation letters to Weil, Gotshal & Manges LLP and to Gibson, Dunn & Crutcher LLP substantially in the form set forth on Section 6.13 of the Parent Disclosure Letter and Section 6.13 of the Company

Disclosure Letter, respectively, in connection with the delivery of the tax opinions described in Section 7.2(c) and Section 7.3(c).  In rendering such opinions, each of such counsel shall be entitled to rely on representations and assumptions, including the tax representation letters referred to in this Section 6.13.  The Parties shall cooperate and use reasonable best efforts to obtain the opinions of Weil, Gotshal & Manges LLP and Gibson, Dunn & Crutcher LLP described in Section 7.2(c) and Section 7.3(c).

Section 6.14                             Pre-Merger Special Dividend.  As promptly as practicable following the satisfaction of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 (other than (a) those conditions that by their nature are to be satisfied by actions taken at the Closing but which conditions would be satisfied (including the delivery of officers’ certificates without qualifications or exceptions) if such date were the Closing Date and (b) the contemplated payment of the Pre-Merger Special Dividend), the Company Board of Directors shall, subject to applicable Law and the Company Certificate and the Company Bylaws, declare a special cash dividend in an amount equal to $4.87 per share of Company Common Stock (subject to customary adjustments for any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar event following the date of this Agreement) (any such dividend, the “Pre-Merger Special Dividend”), and set the record date and payment date for such Pre-Merger Special Dividend; provided that each of the record date and payment date for such Pre-Merger Special Dividend shall be two (2) business days immediately prior to the Closing Date.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1                                    Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

(a)                                 Shareholder Approval.  Each of the Company Stockholder Approval and the Parent Shareholder Issuance Approval shall have been obtained;

(b)                                 Registration Statement.  The Form S-4 shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened;

(c)                                  Adverse Laws or Orders.  No Adverse Law or Order shall have occurred;

(d)                                 Regulatory Approvals.  (i) Any applicable waiting period (or extension thereof) relating to the Merger under the HSR Act shall have expired or been terminated and (ii) all consents of, or filings with, Governmental Entities set forth in Section 7.1(d)(ii) of the Company Disclosure Letter and Section 7.1(d)(ii) of the Parent Disclosure Letter shall have been obtained and shall be in full force and effect at the Closing and any applicable waiting period with respect thereto shall have expired or been terminated, as the case may be;

(e)                                  Listing.  The Parent Shares to be issued in the Merger shall have been approved for listing on the NYSE and/or the NASDAQ, subject to official notice of issuance; and

(f)                                   Parent Status.  Parent shall not, as a result of any adoption, implementation, promulgation, repeal, modification, amendment, or change of any applicable Law of or by any

Governmental Entity following the date hereof and prior to the Closing Date, be treated as a domestic corporation for U.S. federal income tax purposes as of or after the Closing Date.

Section 7.2                                    Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (in writing) by Parent on or prior to the Closing Date of each of the following additional conditions:

(a)                                 Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.2(a), and Section 3.10(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that (A) representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date and (B) the last sentence of the first paragraph of Article III shall not apply) except for breaches of representations and warranties which are de minimis in the aggregate; (ii) the representations and warranties of the Company set forth in Section 3.1(a), Section 3.2(c), Section 3.2(d), Section 3.3(a), Section 3.19 and Section 3.22 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that (A) representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date and (B) the last sentence of the first paragraph of Article III shall not apply); and (iii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that (A) representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date and (B) the last sentence of the first paragraph of Article III shall not apply), except, in the case of this clause (iii), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to the foregoing effect;

(b)                                 Performance of Obligations of the Company.  The Company shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect;

(c)                                  Parent Tax Opinion. Parent will have received from Weil, Gotshal and Manges LLP, counsel to Parent, an opinion, dated as of the Closing Date, to the effect that Section 7874 of the Code, the regulations promulgated thereunder, or official interpretation thereof as set forth in published guidance by the IRS should not apply in such a manner so as to cause the Company or any Company Subsidiary to be treated as an “expatriated entity” within the meaning of Section 7874(a)(2) of the Code as a result of the Transactions (it being understood that in rendering such opinion, Weil, Gotshal & Manges LLP may rely upon representations and assumptions, including the applicable tax representation letters referred to in Section 6.13); and

(d)                                 No Material Adverse Effect.  Since the date of this Agreement, no Company Material Adverse Effect shall have occurred; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to the foregoing effect.

Section 7.3                                    Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver (in writing) by the Company on or prior to the Closing Date of each of the following additional conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.2(a), and Section 4.10(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that (A) representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date and (B) the last sentence of the first paragraph of Article IV shall not apply), except for breaches of representations and warranties which are de minimis in the aggregate; (ii) the representations and warranties of Parent and Merger Sub set forth in Section 4.1(a), Section 4.2(c), Section 4.2(d), Section 4.3(a), Section 4.19  and Section 4.22 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that (A) representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date and (B) the last sentence of the first paragraph of Article IV shall not apply) and (iii) each of the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that (A) representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date and (B) the last sentence of the first paragraph of Article IV shall not apply), except, in the case of this clause (iii), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to the foregoing effect;

(b)                                 Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect; and

(c)                                  Company Tax Opinion. The Company will have received from Gibson, Dunn & Crutcher LLP, counsel to the Company, an opinion, dated as of the Closing Date, to the effect that Section 7874 of the Code, the regulations promulgated thereunder, or official interpretation thereof as set forth in published guidance by the IRS should not apply in such a manner so as to cause the Company or any Company Subsidiary to be treated as an “expatriated entity” within the meaning of Section 7874(a)(2) of the Code as a result of the Transactions (it being understood that in rendering such opinion, Gibson, Dunn & Crutcher LLP may rely upon representations and assumptions, including the applicable tax representation letters referred to in Section 6.13); and

(d)                                 No Material Adverse Effect.  Since the date of this Agreement, no Parent Material Adverse Effect shall have occurred; and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to the foregoing effect.

ARTICLE VIII

TERMINATION

Section 8.1                                    Termination.  This Agreement may be terminated and the Merger and the other Transactions may be abandoned (except as otherwise provided below, whether before or after receipt of the Company Stockholder Approval or the Parent Shareholder Issuance Approval, if applicable) as follows:

(a)                                 by mutual written consent of Parent and the Company;

(b)                                 by either Parent or the Company, prior to the Effective Time, if there has been a breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any representation, warranty, covenant or agreement set forth in this Agreement (other than Sections 5.3 and 5.4), which breach would result in the conditions in Article VII not being satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) calendar days after the receipt of notice thereof by the defaulting Party from the non-defaulting Party or (ii) three (3) business days before the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 8.1(b) by any Party if such Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(c)                                  by either Parent or the Company, if the Effective Time shall not have occurred by midnight, Eastern Time, at the end of the day on March 31, 2016 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the Effective Time not occurring prior to the Outside Date;

(d)                                 by Parent, if, prior to receipt of the Company Stockholder Approval, (i) the Company Board of Directors shall have effected a Company Change of Recommendation or (ii) the Company shall have materially breached Section 5.3;

(e)                                  by the Company, if, prior to receipt of the Parent Shareholder Issuance Approval, (i) the Parent Board of Directors shall have effected a Parent Change of Recommendation or (ii) Parent shall have materially breached Section 5.4;

(f)                                   by either the Company or Parent if a Governmental Entity of competent jurisdiction, that is within a jurisdiction that is material to the business and operations of the Company and Parent, taken together, shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(g)                                  by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained at the Company Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken;

(h)                                 by either Parent or the Company, if the Parent Shareholder Issuance Approval shall not have been obtained at the Parent Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken;

(i)                                     by the Company, if, at any time prior to the receipt of the Company Stockholder Approval, the Company Board of Directors shall have (i) effected a Company Change of Recommendation in accordance with Section 5.3(d)(ii) in order to accept a Company Superior Proposal, (ii) entered into a definitive agreement with respect to such Company Superior Proposal concurrently with the termination of this Agreement in accordance with this Section 8.1(i) and (iii) paid the Company Termination Fee to Parent in accordance with Section 8.2(b)(iii); or

(j)                                    by Parent, if, at any time prior to the receipt of the Parent Shareholder Issuance Approval, the Parent Board of Directors shall have (i) effected a Parent Change of Recommendation in accordance with Section 5.4(d)(ii) in order to accept a Parent Superior Proposal, (ii) entered into a definitive agreement with respect to such Parent Superior Proposal concurrently with the termination of this Agreement in accordance with this Section 8.1(j) and (iii) paid the Parent Termination Fee to the Company in accordance with Section 8.2(c)(iii).

Section 8.2                                    Effect of Termination.

(a)                                 In the event of the valid termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, this Section 8.2 and Section 9.3 through Section 9.13 shall survive such termination; provided, however, that (i) nothing herein shall relieve any Party from liability for fraud or a Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination and (ii) in the case of any damages sought by the Company from Parent or Merger Sub pursuant to clause (i), such damages may be based on the consideration that would have otherwise been payable to the stockholders and equity award holders of the Company pursuant to this Agreement, or based on loss of market value or price of the Company Shares and implied value of any equity awards.

(b)                                 Company Termination Fee.

(i)                                     If either the Company or Parent terminates this Agreement pursuant to Section 8.1(g) or Parent terminates this Agreement pursuant to Section 8.1(b) due to a breach by the Company, within three (3) business days after such termination the Company shall pay or cause to be paid to Parent any and all out-of-pocket fees and expenses (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants and other Representatives), but excluding any VAT for which Parent (or any member of a VAT Group of which Parent is a member) is entitled to a refund, repayment or credit from any relevant tax authority, actually incurred by or on behalf of Parent in connection with the authorization, preparation, negotiation, execution or performance of this Agreement and the Transactions (the “Parent Expenses”), in an aggregate amount not to exceed $45,000,000 in cash; provided that the payment by the Company of the Parent Expenses pursuant to this Section 8.2(b)(i) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 8.2(b) except to the extent indicated in such section, and (ii) shall not relieve the Company from any liability for damages resulting from a Willful Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud.  To the extent a Company Termination Fee becomes payable, any payment previously made pursuant to this Section 8.2(b)(i) shall be credited against such obligation of the Company to pay the Company Termination Fee.

(ii)                                  If (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(c) or Section 8.1(g) or Parent terminates this Agreement pursuant to Section 8.1(b) due to a breach by the Company (provided that such breach occurred following a Company Competing Proposal received after the date hereof), (B) after the date hereof a Company Competing Proposal shall have been publicly disclosed and not publicly, irrevocably withdrawn prior to the date of the Company Special Meeting, and (C)(1) any Company Competing Proposal is consummated within twelve (12) months of such termination or (2) the Company enters into a definitive agreement providing for a Company Competing Proposal within twelve (12) months of such termination and such Company Competing Proposal is consummated, within one (1) business day after the date any such Company Competing Proposal is consummated, the Company shall pay or cause to be paid to Parent a fee of $255,000,000 in cash (the “Company Termination Fee”).  Solely for purposes of this Section 8.2(b)(ii), the term “Company Competing Proposal” shall have the meaning assigned to such term in Section 9.5, except that all references to “20%” therein shall be deemed to be references to “50%”.

(iii)                               If the Company terminates this Agreement pursuant to Section 8.1(i), concurrently with, and as a condition to, such termination, the Company shall pay or cause to be paid to Parent the Company Termination Fee.

(iv)                              If Parent terminates this Agreement pursuant to Section 8.1(d), within three (3) business days after such termination, the Company shall pay or cause to be paid to Parent the Company Termination Fee.

(v)                                 In the event any amount is payable by the Company pursuant to the preceding clauses (i), (ii), (iii) or (iv), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent.  For the avoidance of doubt, in no event shall the Company be obligated to pay the Company Termination Fee on more than one occasion.

(vi)                              The Company confirms that it is established outside of the European Union for VAT purposes.

(c)                                  Parent Termination Fee.

(i)                                     If either Parent or the Company terminates this Agreement pursuant to Section 8.1(h) or the Company terminates this Agreement pursuant to Section 8.1(b) due to a breach by Parent, within three (3) business days after such termination Parent shall pay or cause to be paid to the Company any and all out-of-pocket fees and expenses (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants and other Representatives) actually incurred by or on behalf of the Company in connection with the authorization, preparation, negotiation, execution or performance of this Agreement and the Transactions (the “Company Expenses”), in an aggregate amount not to exceed $45,000,000 in cash; provided that the payment by Parent of the Company Expenses pursuant to this Section 8.2(c)(i) shall not relieve Parent of any subsequent obligation to pay the Parent Termination Fee pursuant to Section 8.2(c) except to the extent indicated in such section, and (ii) shall not relieve Parent from any liability for damages resulting from a Willful Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud.  To the extent a Parent Termination Fee becomes payable, any payment previously made pursuant to this Section 8.2(c)(i) shall be credited against such obligation of Parent to pay the Parent Termination Fee.

(ii)                                  If (A) the Company or Parent terminates this Agreement pursuant to Section 8.1(c) or Section 8.1(h) or the Company terminates this Agreement pursuant to Section 8.1(b) due to a breach by Parent (provided that such breach occurred following a Parent Competing Proposal received after the date hereof), (B) after the date hereof a Parent Competing Proposal shall have been publicly disclosed and not publicly, irrevocably withdrawn prior to the date of the Parent Special Meeting, and (C)(1) any Parent Competing Proposal is consummated within twelve (12) months of such termination or (2) Parent enters into a definitive agreement providing for a Parent Competing Proposal within twelve (12) months of such termination and such Parent Competing Proposal is consummated, within one (1) business day after the date any such Parent Competing Proposal is consummated, Parent shall pay or cause to be paid to the Company a fee of $255,000,000 in cash (the “Parent Termination Fee”).  Solely for purposes of this Section 8.2(c)(ii), the term “Parent Competing Proposal” shall have the meaning assigned to such term in Section 9.5, except that all references to “20%” therein shall be deemed to be references to “50%”.

(iii)                               If Parent terminates this Agreement pursuant to Section 8.1(j), concurrently with, and as a condition to, such termination, Parent shall pay or cause to be paid to the Company the Parent Termination Fee.

(iv)                              If the Company terminates this Agreement pursuant to Section 8.1(e), within three (3) business days after such termination, Parent shall pay or cause to be paid to the Company the Parent Termination Fee.

(v)                                 In the event any amount is payable pursuant to the preceding clauses (i), (ii), (iii) or (iv), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by the Company.  For the avoidance of doubt, in no event shall Parent be obligated to pay the Parent Termination Fee on more than one occasion.

(d)                                 Each of the Parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement.  In addition, if the Company or Parent, as applicable, shall fail to pay any amounts due pursuant to Section 8.2(b) or Section 8.2(c), as applicable, and, in order to obtain such payment, the Company or Parent, as applicable, commences a suit that results in a judgment against the other Party for the amounts set forth in this Section 8.2, the Company or Parent, as applicable shall also pay to the other Party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 8.2 from the date such payment was required to be made until the date of payment at the prime lending rate as published The Wall Street Journal in effect on the date such payment was required to be made.  Payment by the Company of the Company Termination Fee or payment by Parent of the Parent Termination Fee, as applicable, shall not relieve the Company or Parent, as applicable, from any liability or damage resulting from a Willful Breach of any of its representations, warranties, covenants or agreement set forth in this Agreement or fraud; provided that, notwithstanding the foregoing, (A) if Parent accepts payment of the Company Termination Fee in connection with a termination pursuant to Section 8.1(d)(ii), none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, and (B) if the Company accepts payment of the Parent Termination Fee in connection with a termination pursuant to Section 8.1(e)(ii), none of the Parent, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.  Notwithstanding anything to the contrary, nothing in this Agreement (including Section 8.2(a) and this Section 8.2(d)) shall in any way limit the provisions of Section 9.14.

ARTICLE IX

MISCELLANEOUS

Section 9.1                                    Amendment and Modification; Waiver.

(a)                                 Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Company Stockholder Approval or the Parent Shareholder Issuance Approval, as applicable, by written agreement of the Parties (by action taken by their respective boards of directors); provided, however, that after the approval and adoption of this Agreement by the stockholders of the Company or the issuance of Parent Shares in connection with the Merger by the shareholders of Parent, as applicable, no amendment shall be made which by Law requires further approval by such shareholders without obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b)                                 At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent or Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of any of Parent, Merger Sub or the Company, as applicable, (ii) waive any inaccuracies in the representations and warranties made to Parent or the Company contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of Parent, Merger Sub or the Company, as applicable, contained herein.  Any agreement on the part of a Parent, Merger Sub or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent, Merger Sub or the Company, as applicable.  Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 9.2                                    Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 9.3                                    Expenses.  Except as otherwise expressly provided in this Agreement, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, except that Parent and the Company shall share equally all Expenses incurred in connection with printing, filing and mailing the Joint Proxy Statement/Prospectus and Form S-4, and all SEC and other regulatory filing fees incurred in connection with the Joint Proxy Statement/Prospectus and Form S-4.

Section 9.4                                    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Willis Group Holdings plc
One World Financial Center
200 Liberty Street
New York, NY 10281
Attention: Matthew S. Furman
Facsimile: (212) 519-5475
E-mail: matt.furman@willis.com

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:	Michael J. Aiello
Matthew J. Gilroy
Facsimile:	(212) 310-8007

and

if to the Company, to:

Towers Watson & Co.
901 N. Glebe Rd
Arlington, VA 22203-1853
Attention: Kirkland L. Hicks
Facsimile: (703) 258-7498
E-mail: kirkland.hicks@towerswatson.com

with a copy to:

Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, N.W.
Washington, DC 20036-5306
Attention:	Stephen I. Glover
Eduardo Gallardo
Facsimile:	(202) 530-9598
(212) 351-5245

Section 9.5                                    Certain Definitions.  For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company or Parent, as applicable, than those contained in the Confidentiality Agreement (excluding any standstill provisions contained therein).

“Adverse Law or Order” means (i) any statute, rule or regulation (other than any Antitrust Law) shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits or makes illegal the consummation of the Merger or the declaration or payment of the Pre-Merger Special Dividend, or (ii) there shall be in effect any order or injunction of a court of competent jurisdiction preventing the consummation of the Merger or the declaration or payment of the Pre-Merger Special Dividend.

“Antitrust Laws” mean any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act.

“Bribery Legislation” means all and any of the following if and as they may be applicable to the Company, Parent and/or their respective Subsidiaries by their terms:  the United States Foreign Corrupt Practices Act of 1977; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act 2010; the Proceeds of Crime Act 2002; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which Parent or the Company operates.

“business days” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the Amended and Restated Bylaws of the Company in effect on the date hereof.

“Company Certificate” means the Second Amended and Restated Certificate of Incorporation of the Company in effect on the date hereof.

“Company Competing Proposal” means any proposal or offer made by a Person or group (other than a proposal or offer by Parent or any of the Parent Subsidiaries) at any time which is structured to permit such Person or group to acquire (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions) ownership of (i) assets or businesses of the Company and the Company Subsidiaries that generate at least twenty percent (20%) or more of the net revenues or net income (for the 12-month period ending on the last day of the Company’s most recently completed fiscal quarter) or that represent at least twenty percent (20%) of the total assets (based on fair market value) of the Company and the Company Subsidiaries taken as a whole or (ii) at least twenty percent (20%) of any class of capital stock, other equity securities or voting power of the Company, in each case other than the Merger.

“Company Equity Plans” means the Watson Wyatt 2000 Long-Term Incentive Plan, Watson Wyatt & Company Holdings Incentive Compensation Plan, Towers Watson & Co. 2009 Long Term Incentive Plan, Extend Health, Inc. 2007 Equity Incentive Plan, Liazon Corporation 2008 Stock Option Plan, and Liazon Corporation 2011 Equity Incentive Plan.

“Company ESPP” means the Company’s Employee Stock Purchase Plan.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Intervening Event” means a material Effect that (a) was not known to the Company Board of Directors, or the material consequences of which (based on facts known to members of the Company Board of Directors as of the date of this Agreement) were not reasonably foreseeable, as of the date of this Agreement, (b) becomes known by the Company Board of Directors prior to the receipt of the Company Stockholder Approval and (c) that does not relate to any Company Competing Proposal; provided, however, that in no event shall any change in (i) Parent Shares prices, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such change may be taken into account in determining whether there has been a Company Intervening Event), or (ii) conditions (or changes therein) in any industry or industries in which Parent operates (to the extent that such conditions (or changes therein) do not disproportionately impact Parent relative to other companies operating in such industry or industries), be deemed to contribute to or otherwise be taken into account in determining whether there has been a Company Intervening Event.

“Company Material Adverse Effect” means any Effect that, (i) individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), business or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur:  (a) any changes in general United States or global economic conditions to the extent that such Effects do not disproportionately impact the Company relative to other companies operating in the industry or industries in which the Company operates, (b) conditions (or changes therein) in any industry or industries in which the Company operates to the extent that such Effects do not disproportionately impact the Company relative to other companies operating in such industry or industries, (c) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, to the extent that such Effects do not disproportionately impact the Company relative to other companies operating in the industry or industries in which the Company operates, (d) any change in GAAP or interpretation thereof to the extent that such Effects do not disproportionately impact the Company relative to other companies operating in the industry or industries in which the Company operates, (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity to the extent that such Effects do not disproportionately impact the Company relative to other companies operating in the industry or industries in which the Company operates, (f) the execution and delivery of this Agreement or the consummation of the Transactions, or any actions expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement, (provided, however, that the exceptions in this clause (f) shall not apply to the Company’s representations and warranties in Section 3.3(c) or Section 3.9(d), or Section 3.15(b) or, to the extent related thereto, Section 7.2(a)), (g) changes in the Company Common Stock price, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (h) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (i) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, to the extent that such Effects do not disproportionately impact the Company relative to other companies operating in the industry or industries in which the Company operates, (j) the public announcement of this Agreement or the Transactions, (k) any matters expressly set forth in the Company Disclosure Letter, (l) the departure or threatened departure of, or adverse change or threatened adverse change in, the relationship of the Company or any of Company Subsidiaries with its employees, customers or suppliers, (m) any action or failure to take any action that is consented to or requested by Parent in writing or (n) any reduction in the credit rating of the Company or the Company Subsidiaries, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such reduction that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account) or (ii) prevents or materially delays the Company from performing its material obligations under this Agreement or consummation of the Transactions.

“Company Special Meeting” means the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.

“Company Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding Company Common Stock entitled to vote upon the approval and adoption of this Agreement at the Company Special Meeting.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Superior Proposal” means a bona fide proposal or offer constituting a Company Competing Proposal (with references to 20% being deemed to be replaced with references to 50%), which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors to be (a) more favorable to the stockholders of the Company from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (b) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal or offer.

“Confidentiality Agreement” means the Confidentiality Agreement, dated March 19, 2015, between Parent and the Company, as the same may be amended from time to time.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect; provided, however, that Contracts shall not include any Company Benefit Plan or Parent Benefit Plan.

“DSOS” means the Secretary of State of the State of Delaware.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Law” means any and all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“Environmental Liability” means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are:  (a) related to the environment (including on-site or off-site contamination by Hazardous Substances of surface or subsurface soil or water), and (b) based upon (i) any provision of Environmental Laws or (ii) any order, consent, decree, writ, injunction or judgment issued or otherwise imposed by any Governmental Entity and includes:  fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental matters; defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental matters; and financial responsibility for (x) clean-up costs and injunctive relief, including any Removal, Remedial or Response actions, and (y) compliance or remedial measures under other Environmental Laws.

“Environmental Permits” means any permit, license, authorization or approval required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business (whether or not incorporated) that, together with, any other entity, trade or business is treated as a single employer under Section 414 of the Code.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, financing sources, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus, the solicitation of equityholders and equityholder approvals, any filings with the SEC and all other matters related to the closing of the Merger and the other Transactions.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity.

“Governmental Entity” means (a) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization, or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition, and, for the avoidance of doubt, includes the Irish Takeover Panel.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, (a) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured and (b) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Intellectual Property” means all rights, title and interest in or relating to all intellectual property protected, created or arising under the laws of the U.S. or any foreign jurisdiction, including:  (a) patents and patent applications and any other governmental grant for the protection of inventions or industrial designs, (b) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, and other source or business identifiers, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) copyrights, whether registered or unregistered, and any registrations, renewals, recordations, and applications for registration thereof, (d) trade secrets and confidential or proprietary information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, techniques, protocols, business plans, specifications, research and development information, technology, and business plans to the extent protected as trade secrets or otherwise non-public (collectively “Trade Secrets”), (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases), and (f) domain name registrations.

“Irish Takeover Rules” means the Irish Takeover Panel Act, 1997, Takeover Rules, 2013.

“IRS” means the U.S. Internal Revenue Service.

“knowledge” will be deemed to be, as the case may be, the actual knowledge after reasonable inquiry of (a) the Persons listed in Section 9.5 of the Parent Disclosure Letter with respect to Parent or Merger Sub, or (b) the Persons listed in Section 9.5 of the Company Disclosure Letter with respect to the Company.

“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law, as in effect now or hereafter.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“NASDAQ” means the NASDAQ Global Market.

“NYSE” means the New York Stock Exchange.

“Parent Competing Proposal” means any proposal or offer made by a Person or group (other than a proposal or offer by the Company or any of the Company Subsidiaries) at any time which is structured to permit such Person or group to acquire (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions) ownership of (i) assets or businesses of Parent and the Parent Subsidiaries that generate at least twenty percent (20%) or more of the net revenues or net income (for the 12-month period ending on the last day of Parent’s most recently completed fiscal quarter) or that represent at least twenty percent (20%) of the total assets (based on fair market value) of Parent and the Parent Subsidiaries taken as a whole or (ii) at least twenty percent (20%) of any class of capital stock, other equity securities or voting power of Parent, in each case other than the Merger.

“Parent Equity Award” means any equity award granted under a Parent Equity Plan that is or may be paid or settled in Parent Shares.

“Parent Equity Plans” means the Parent’s 2012 Equity Incentive Plan, Parent’s 2008 Share Purchase and Option Plan, Parent’s 2001 Share Purchase and Option Plan, the Hilb Rogal & Hobbs Company 2007 Share Incentive Plan and the Hilb Rogal & Hobbs Company 2000 Share Incentive Plan.

“Parent ESPP” means the Parent’s 2010 North American Employee Stock Purchase Plan.

“Parent Governing Documents” means the Parent Constitution in effect on the date hereof.

“Parent Intervening Event” means a material Effect that (a) was not known to the Parent Board of Directors, or the material consequences of which (based on facts known to members of the Parent Board of Directors as of the date of this Agreement) were not reasonably foreseeable, as of the date of this Agreement, (b) becomes known by the Parent Board of Directors prior to the receipt of the Parent Shareholder Issuance Approval and (c) that does not relate to any Parent Competing Proposal; provided, however, that in no event shall any change in (i) the Company Common Stock price, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such change may be taken into account in determining whether there has been a Parent Intervening Event), or (ii) conditions (or changes therein) in any industry or industries in which Company operates (to the extent that such conditions (or changes therein) do not disproportionately impact the Company relative to other companies operating in such industry or industries), be deemed to contribute to or otherwise be taken into account in determining whether there has been a Parent Intervening Event.

“Parent Material Adverse Effect” means any Effect that, (i) individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), business or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur:  (a) any changes in general United States or global economic conditions to the extent that such Effects do not disproportionately impact Parent relative to other companies operating in the industry or industries in which Parent operates, (b) conditions (or changes therein) in any industry or industries in which Parent operates to the extent that such Effects do not disproportionately impact Parent relative to other companies operating in such industry or industries, (c) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, to the extent that such Effects do not disproportionately impact Parent relative to other companies operating in the industry or industries in which Parent operates, (d) any change in GAAP or interpretation thereof to the extent that such Effects do not disproportionately impact Parent relative to other companies operating in the industry or industries in which Parent operates, (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity to the extent that such Effects do not disproportionately impact Parent relative to other companies operating in the industry or industries in which Parent operates, (f) the execution and delivery of this Agreement or the consummation of the Transactions, or any actions expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement (provided, however, that the exceptions in this clause (f) shall not apply to Parent’s representations and warranties in Section 4.3(c), Section 4.9(d) or Section 4.15(b) or, to the extent related thereto, Section 7.3(a)), (g) changes in the Parent Shares price, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), (h) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), (i) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, to the extent that such Effects do not disproportionately impact Parent relative to other companies operating in the industry or industries in which Parent operates, (j) the public announcement of this Agreement or the Transactions, (k) any matters expressly set forth in the Parent Disclosure Letter, (l) the departure or threatened departure of, or adverse change or threatened adverse change in, the relationship of Parent or any of Parent Subsidiaries with its employees, customers or suppliers, (m) any action or failure to take any action that is consented to or requested by the Company in writing or (n) any reduction in the credit rating of Parent or the Parent Subsidiaries, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such reduction that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account) or (ii) prevents or materially delays Parent from performing its material obligations under this Agreement or consummation of the Transactions.

“Parent Shareholder Approvals” means the Parent Shareholder Issuance Approval, the Parent Shareholder Name Change Approval and the Parent Shareholder Consolidation Approval.

“Parent Shareholder Consolidation Approval” means the affirmative vote of the holders of a majority of the votes cast by holders of outstanding Parent Shares on the proposal to approve the Consolidation at the Parent Special Meeting. For the avoidance of doubt, the approval of the Consolidation at the Parent Special Meeting shall not be a condition to the consummation of the Merger.

“Parent Shareholder Issuance Approval” means the approval by holders of Parent Shares representing a majority of the votes cast at the Parent Special Meeting in favor of the issuance of the aggregate Merger Consideration pursuant to the Merger; provided that the total votes cast on such proposal represent over 50% of the Parent Shares entitled to vote on such proposal.

“Parent Shareholder Name Change Approval” means the affirmative vote of the holders of at least seventy-five percent (75%) of the votes cast by holders of outstanding Parent Shares on the proposal to approve the Parent Name Change at the Parent Special Meeting.  For the avoidance of doubt, the approval of the Parent Name Change at the Parent Special Meeting shall not be a condition to the consummation of the Merger.

“Parent Special Meeting” means the meeting of the holders of Parent Shares for the purpose of seeking the Parent Shareholder Approvals, including any postponement or adjournment thereof.

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Parent Superior Proposal” means a bona fide proposal or offer constituting a Parent Competing Proposal (with references to 20% being deemed to be replaced with references to 50%), which the Parent Board of Directors determines in good faith after consultation with Parent’s outside legal and financial advisors to be (a) more favorable to the shareholders of Parent from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer and this Agreement (including any changes to the terms of this Agreement proposed by the Company in response to such offer or otherwise)) and (b) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal or offer.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Information” shall mean all information from or about an individual person which is used or intended to be used by the Company or any Company Subsidiaries or Parent or any Parent Subsidiaries, as applicable, to identify, contact or precisely locate the individual.

“RCRA” means the Resource Conservation and Recovery Act, as amended, and any regulations promulgated thereunder.

“Removal, Remedial or Response” actions include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, and whether such activities are those which might be taken by a Governmental Entity or those which a Governmental Entity or any other Person might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other Persons under “removal,” “remedial,” or other “response” actions.

“Representatives” means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent or the Company, as applicable, and its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary of the Company or Parent, as applicable, that is material or constitutes a “significant subsidiary” of the Company or Parent, as applicable, within the meaning of Rule 1-02 of Regulation S-X promulgated under the Securities Act.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Takeover Statutes” mean any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity or domestic or foreign taxing authority, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, escheat, unclaimed property, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“VAT” means any Tax imposed by any member state of the European Community in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC) and any tax similar or replacing the same.

“VAT Group” means a “group” as defined in Section 15 of the Value Added Tax Consolidation Act 2010 and any similar VAT grouping arrangement in any other jurisdiction.

“Willful Breach” means a deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching this Agreement was the conscious object of the act or failure to act.

Section 9.6            Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble
“Book-Entry Shares”	Section 2.2(b)
“Certificate of Merger”	Section 1.3
“Certificates”	Section 2.2(b)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“COBRA”	Section 3.9(c)
“Company”	Preamble
“Company Benefit Plan”	Section 3.9(a)
“Company Board of Directors”	Recitals
“Company Board Recommendation”	Recitals
“Company Capitalization Date”	Section 3.2(a)
“Company Change of Recommendation”	Section 5.3(a)
“Company Common Stock”	Recitals
“Company Disclosure Letter”	Article III
“Company Equity Awards”	Section 2.3(e)
“Company Expenses”	Section 8.2(c)(i)
“Company Foreign Benefit Plan”	Section 3.9(g)
“Company Leased Real Property”	Section 3.17(b)
“Company Material Contracts”	Section 3.20(a)
“Company Owned Real Property”	Section 3.17(a)
“Company Permits”	Section 3.7(b)
“Company Permitted Lien”	Section 3.17(a)
“Company Preferred Stock”	Section 3.2(a)
“Company PVRSU Award”	Section 2.3(c)
“Company Regulatory Permits”	Section 3.13(a)
“Company RSU Award”	Section 2.3(b)
“Company SEC Documents”	Section 3.4(a)
“Company Shares”	Recitals
“Company Single Employer Plan”	Section 3.9(d)
“Company Stock Option”	Section 2.3(a)(i)
“Company Termination Fee”	Section 8.2(b)(ii)
“Consolidation”	Recitals
“Current Offering Period”	Section 2.3(d)

“D&O Insurance”	Section 6.4
“DGCL”	Recitals
“Dissenting Shares”	Section 2.6
“DOJ”	Section 6.2(b)
“Effective Time”	Section 1.3
“Exchange Agent”	Section 2.2(a)
“Exchange Fund”	Section 2.2(a)
“Exchange Ratio”	Section 2.1(a)
“Form S-4”	Section 3.12
“Fractional Share Consideration”	Section 2.1(a)
“FTC”	Section 6.2(b)
“GAAP”	Section 3.4(b)
“Indemnified Parties”	Section 6.4
“Joint Proxy Statement/Prospectus”	Section 3.12
“Merger”	Recitals
“Merger Consideration”	Section 2.1(a)
“Merger Sub”	Preamble
“Outside Date”	Section 8.1(c)
“Parent”	Preamble
“Parent Benefit Plan”	Section 4.9(a)
“Parent Board of Directors”	Recitals
“Parent Board Recommendation”	Recitals
“Parent Capitalization Date”	Section 4.2(a)
“Parent Change of Recommendation”	Section 5.4(a)
“Parent Constitution”	Section 4.1(a)
“Parent Disclosure Letter”	Article IV
“Parent Equity Plans”	Section 4.2(a)
“Parent Euro Ordinary Shares”	Section 4.2(a)
“Parent Expenses”	Section 8.2(b)(i)
“Parent Foreign Benefit Plan”	Section 4.9(g)
“Parent Leased Real Property”	Section 4.17(b)
“Parent Material Contracts”	Section 4.20(a)
“Parent Name Change”	Section 6.12(d)
“Parent Owned Real Property”	Section 4.17(a)
“Parent Permits”	Section 4.7(b)
“Parent Permitted Lien”	Section 4.17(a)
“Parent Preferred Shares”	Section 4.2(a)
“Parent PVRSU Award”	Section 2.3(c)
“Parent Regulatory Permits”	Section 4.13(a)
“Parent RSU Award”	Section 2.3(b)
“Parent SEC Documents”	Section 4.4(a)
“Parent Share Option”	Section 2.3(a)(i)
“Parent Shares”	Section 4.2(a)
“Parent Single Employer Plan”	Section 4.9(d)
“Parent Termination Fee”	Section 8.2(c)(ii)
“Party”	Preamble
“PBGC”	Section 3.9(d)
“Pre-Merger Special Dividend”	Section 6.14
“Registered Company IP”	Section 3.16(a)
“Registered Parent IP”	Section 4.16(a)
“Restructuring Transactions”	Section 6.2(a)

“Sarbanes-Oxley Act”	Section 3.5
“Surviving Corporation”	Section 1.1
“Transactions”	Recitals
“Voting Agreement”	Recitals

Section 9.7            Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”  As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.  The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.  When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.  All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.  The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.8            Counterparts.  This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.

Section 9.9            Entire Agreement; Third-Party Beneficiaries.

(a)           This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 8.1, the Parties shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)           Except as provided in Section 6.4, no provision of this Agreement (including Section 8.2(a) and including the Company Disclosure Letter and the Parent Disclosure Letter) or the Confidentiality Agreement is intended to confer upon any Person other than the Parties any rights or remedies hereunder; provided that nothing in this Section 9.9(b) shall limit the right of the Company to seek damages as contemplated by Section 8.2(a).  The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties.  Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.1 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties.  Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.10          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.

Section 9.11          Governing Law; Jurisdiction.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other jurisdiction.

(b)           Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts.  Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.11(a) in the manner provided for notices in Section 9.4.  Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

Section 9.12          Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER, AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13          Assignment.  This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties.  Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.14          Enforcement; Remedies.

(a)           Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)           The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached.  It is agreed that prior to the valid termination of this Agreement pursuant to Article VIII, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance specifically enforce the terms and provisions of this Agreement and to any further equitable relief.

(c)           The Parties’ rights in this Section 9.14 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 9.14 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity).  For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party.  In the event any Party seeks any remedy referred to in this Section 9.14, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

By	/s/ Dominic Casserley
Name: Dominic Casserley
Title: Chief Executive Officer

CITADEL MERGER SUB, INC.

By	/s/ Richard Heading
Name: Richard Heading
Title: President

TOWERS WATSON & CO.

By	/s/ John J. Haley
Name: John J. Haley
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A-1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TOWERS WATSON & CO.

[•]

FIRST:                                                        The name of the corporation is Towers Watson & Co. (the “Corporation”).

SECOND:                                         The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.  The name of the registered agent for service of process of the Corporation at such address is The Corporation Trust Company.

THIRD:   The purpose of the Corporation is to engage in any and all lawful acts or activities for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

FOURTH:                                        The total number of shares of capital stock that the Corporation shall have authority to issue is 1,000, all of which shares shall be designated as Common Stock having a par value of $0.01 per share.

FIFTH:       In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation (the “Board of Directors”), but any bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon.  Election of directors need not be by written ballot.

SIXTH:     In addition to the powers and authority herein before or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the General Corporation Law of the State of Delaware, this Certificate of Incorporation, and the bylaws of the Corporation.

SEVENTH:                                 A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Exhibit A-2

AMENDED AND RESTATED BYLAWS
OF

TOWERS WATSON & CO.

(a Delaware corporation)

ARTICLE I

Stockholders

SECTION 1.                    Annual Meetings.  The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting may be held each year at such date and time, within or without the State of Delaware, as the Board of Directors shall determine.

SECTION 2.                    Special Meetings.  Special meetings of stockholders for the transaction of such business as may properly come before the meeting may be called by order of the Board of Directors or by stockholders holding together at least a majority of all the shares of the Corporation entitled to vote at the meeting, and shall be held at such date and time, within or without the State of Delaware, as may be specified by such order.  Whenever the directors shall fail to fix such place, the meeting shall be held at the principal executive office of the Corporation.

SECTION 3.                    Notice of Meetings.  Written notice of all meetings of the stockholders, stating the place (if any), date and hour of the meeting, the place within the city or other municipality or community at which the list of stockholders may be examined, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, shall be mailed or delivered to each stockholder not less than 1 nor more than 60 days prior to the meeting.  Notice of any special meeting shall state in general terms the purpose or purposes for which the meeting is to be held.

SECTION 4.                    Stockholder Lists.  The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least five days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held.  The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

SECTION 5.                    Quorum.  Except as otherwise provided by law or the Corporation’s Certificate of Incorporation, a quorum for the transaction of business at any meeting of stockholders shall consist of the holders of record of a majority of the issued and outstanding shares of the capital stock of the Corporation entitled to vote at the meeting, present in person or by proxy.  At all meetings of the stockholders at which a quorum is present, all matters, except as otherwise provided by law or the Certificate of Incorporation, shall be decided by the vote of the holders of a majority of the shares entitled to vote thereat present in person or by proxy.  If there be no such quorum, the holders of a majority of such shares so present or represented may adjourn the meeting from time to time, without further notice, until a quorum shall have been obtained.  When a quorum is once present it is not broken by the subsequent withdrawal of any stockholder.

SECTION 6.                    Organization.  Meetings of stockholders shall be presided over by the Lead Director, if any, or if none or in the Lead Director’s absence, the Chairman, if any, or if none or in the Chairman’s absence the President, or, if none of the foregoing is present, by a chairman to be chosen by the stockholders entitled to vote who are present in person or by proxy at the meeting.  The Secretary of the Corporation, or in the Secretary’s absence an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting.

SECTION 7.                    Voting; Proxies; Required Vote.

(a)                                 At each meeting of stockholders, every stockholder shall be entitled to vote in person or by proxy appointed by instrument in writing, subscribed by such stockholder or by such stockholder’s duly authorized attorney-in-fact (but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period), and, unless the Certificate of Incorporation provides otherwise, shall have one vote for each share of stock entitled to vote registered in the name of such stockholder on the books of the Corporation on the applicable record date fixed pursuant to these Bylaws.  At all elections of directors the voting may but need not be by ballot and a plurality of the votes cast there shall elect.  Except as otherwise required by law or the Certificate of Incorporation, any other action shall be authorized by the vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

(b)                                 Any action required or permitted to be taken at any meeting of stockholders may, except as otherwise required by law or the Certificate of Incorporation, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of the issued and outstanding capital stock of the Corporation having not less than a minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and the writing or writings are filed with the permanent records of the Corporation.  Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

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SECTION 8.                    Inspectors.  The Board of Directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof.  If an inspector or inspectors are not so appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors.  In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat.  Each inspector, if any, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability.  The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders.  On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question or matter determined by such inspector or inspectors and execute a certificate of any fact found by such inspector or inspectors.

ARTICLE II

Board of Directors

SECTION 1.                    General Powers.  The business, property and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors.

SECTION 2.                    Qualification; Number; Term; Remuneration.

(a)                                 Each director shall be at least 18 years of age.  A director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware.  The number of directors constituting the entire Board of Directors shall be [•], or such larger number as may be fixed from time to time by the Board of Directors, one of whom may be selected by the Board of Directors to be its Lead Director.  The use of the phrase “entire Board of Directors” herein refers to the total number of directors which the Corporation would have if there were no vacancies.

(b)                                 Directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal.

(c)                                  Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director.  No such payment shall preclude any director from serving the Corporation in any other capacity and receiving

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compensation therefor.  Members of special or standing committees may be allowed like compensation for attending committee meetings.

SECTION 3.                    Quorum and Manner of Voting.  Except as otherwise provided by law or any agreement among the stockholders of the Corporation, a majority of the directors shall constitute a quorum.  A majority of the directors present, whether or not a quorum is present, may adjourn a meeting from time to time to another time and place without notice.  Except as provided by any agreement among the stockholders of the Corporation, a vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

SECTION 4.                    Places of Meetings.  Meetings of the Board of Directors may be held at any place within or without the State of Delaware, as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the notice of meeting.

SECTION 5.                    Annual Meeting.  Following the annual meeting of stockholders, the newly elected Board of Directors shall meet for the purpose of the election of officers and the transaction of such other business as may properly come before the meeting.  Such meeting may be held without notice immediately after the annual meeting of stockholders at the same place at which such stockholders’ meeting is held.

SECTION 6.                    Regular Meetings.  Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors shall determine from time to time.  Notice need not be given of regular meetings of the Board of Directors held at times and places fixed by resolution of the Board of Directors.

SECTION 7.                    Special Meetings.  Subject to the terms of any agreement among the stockholders of the Corporation, special meetings of the Board of Directors shall be held whenever called by the Lead Director of the Board of Directors, the Chairman, the President, or by a majority of the directors then in office.

SECTION 8.                    Notice of Meetings.  A notice of the place, date and time and the purpose or purposes of each meeting of the Board of Directors shall be given to each director not less than 24 hours before the day of the meeting by mail, telephone, facsimile, e-mail or by personal delivery.

SECTION 9.                    Meetings by Means of Conference Telephone.  Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communication equipment by means of which all person participating in the meeting can hear each other, and such participation in a meeting pursuant to this Section 9 shall constitute presence at such meeting.

SECTION 10.             Organization.  At all meetings of the Board of Directors, the Lead Director, if any, or if none or in the Lead Director’s absence or inability to act the

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Chairman, or in the Chairman’s absence or inability to act the President, or in the President’s absence or inability to act any Vice-President who is a member of the Board of Directors, or in such Vice-President’s absence or inability to act a chairman chosen by the directors, shall preside.  The Secretary of the Corporation shall act as secretary at all meetings of the Board of Directors when present, and, in the Secretary’s absence, the presiding officer may appoint any person to act as secretary.

SECTION 11.             Resignation; Removal.  Any director may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation.  Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares of stock outstanding and entitled to vote for the election of directors.

SECTION 12.             Vacancies.  Unless otherwise provided in these Bylaws, vacancies on the Board of Directors, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of directors or otherwise, may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director, or at a special meeting of the stockholders, by the holders of shares entitled to vote for the election of directors.

SECTION 13.             Action by Written Consent.  Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all the directors consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

ARTICLE III

Committees

SECTION 1.                    Appointment.  From time to time the Board of Directors by a resolution adopted by a majority of the entire Board may appoint any committee or committees for any purpose or purposes, to the extent lawful, which shall have powers as shall be determined and specified by the Board of Directors in the resolution of appointment.

SECTION 2.                    Procedures, Quorum and Manner of Acting.  Each committee shall fix its own rules of procedure, and shall meet where and as provided by such rules or by resolution of the Board of Directors.  Except as otherwise provided by law, the presence of a majority of the then appointed members of a committee shall constitute a quorum for the transaction of business by that committee, and in every case where a quorum is present the affirmative vote of a majority of the members of the committee present shall be the act of the committee.  Each committee shall keep minutes of its proceedings, and actions taken by a committee shall be reported to the Board of Directors.

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SECTION 3.                    Action by Written Consent.  Any action required or permitted to be taken at any meeting of any committee of the Board of Directors may be taken without a meeting if all the members of the committee consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the committee.

SECTION 4.                    Term; Termination.  In the event any person shall cease to be a director of the Corporation, such person shall simultaneously therewith cease to be a member of any committee appointed by the Board of Directors.

ARTICLE IV

Officers

SECTION 1.                    Election and Qualifications.  The Board of Directors shall elect the officers of the Corporation, which shall include a President and a Secretary, and may include, by election or appointment, a Treasurer, one or more Vice-Presidents (any one or more of whom may be given an additional designation of rank or function), and such Assistant Secretaries, such Assistant Treasurers and such other officers as the Board may from time to time deem proper.  Each officer shall have such powers and duties as may be prescribed by these Bylaws and as may be assigned by the Board of Directors or the President.  Any two or more offices may be held by the same person except the offices of President and Secretary.

SECTION 2.                    Term of Office and Remuneration.  The term of office of all officers shall be one year and until their respective successors have been elected and qualified, but any officer may be removed from office, either with or without cause, at any time by the Board of Directors.  Any vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the Board of Directors.  The remuneration of all officers of the Corporation may be fixed by the Board of Directors or in such manner as the Board of Directors shall provide.

SECTION 3.                    Resignation; Removal.  Any officer may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation.  Any officer shall be subject to removal, with or without cause, at any time by vote of a majority of the entire Board.

SECTION 4.                    Lead Director of the Board.  The Lead Director of the Board of Directors, if there be one, shall preside at all meetings of the Board of Directors and shall have such other powers and duties as may from time to time be assigned by the Board of Directors.

SECTION 5.                    Chairman of the Board.  The Chairman of the Board of Directors shall have such powers and duties as may from time to time be assigned by the Board of Directors.

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SECTION 6.                    President.  The President shall have such duties as customarily pertain to that office and shall have such other powers and duties as may from time to time be assigned by the Board of Directors.  The President may appoint and remove assistant officers and other agents and employees; and may execute and deliver in the name of the Corporation powers of attorney, contracts, bonds and other obligations and instruments.

SECTION 7.                    Vice-President.  A Vice-President may execute and deliver in the name of the Corporation contracts and other obligations and instruments pertaining to the regular course of the duties of said office, and shall have such other authority as from time to time may be assigned by the Board of Directors or the President.

SECTION 8.                    Treasurer.  The Treasurer shall in general have all duties incident to the position of Treasurer and such other duties as may be assigned by the Board of Directors or the President.

SECTION 9.                    Secretary.  The Secretary shall in general have all the duties incident to the office of Secretary and such other duties as may be assigned by the Board of Directors or the President.

SECTION 10.             Assistant Officers.  Any assistant officer shall have such powers and duties of the officer such assistant officer assists as such officer or the Board of Directors shall from time to time prescribe.

ARTICLE V

Books and Records

SECTION 1.                    Location.  The books and records of the Corporation may be kept at such place or places within or outside the State of Delaware as the Board of Directors or the respective officers in charge thereof may from time to time determine.  The record books containing the names and addresses of all stockholders, the number and class of shares of stock held by each and the dates when they respectively became the owners of record thereof shall be kept by the Secretary as prescribed in the Bylaws and by such officer or agent as shall be designated by the Board of Directors.

SECTION 2.                    Addresses of Stockholders.  Notices of meetings and all other corporate notices may be delivered personally or mailed to each stockholder at the stockholder’s address as it appears on the records of the Corporation.

SECTION 3.                    Fixing Date for Determination of Stockholders of Record.

(a)                                 In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and

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which record date shall not be more than 60 nor less than 1 day before the date of such meeting.  If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b)                                 In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and if no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.  If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by this article, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c)                                  In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted and if no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

ARTICLE VI

Certificates Representing Stock

SECTION 1.                    Certificates; Signatures.  The shares of the Corporation shall be represented by certificates or all of such shares shall be uncertificated shares that may be evidenced by a book entry system maintained by the Corporation, or a combination of both.  If share shares are represented by certificates, such certificates shall be in the form

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approved by the Board of Directors.  The certificates representing shares shall be signed by or in the name of the Corporation by the Chairman of the Board of Directors, or the President or any Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, representing the number of shares registered in certificate form.  Any and all signatures on any such certificate may be facsimiles.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.  The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the Corporation.

The Board of Directors shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the Corporation.

SECTION 2.                    Transfers of Stock.  Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, shares of capital stock shall be transferable on the books of the Corporation only by the holder of record thereof in person, or by duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares, properly endorsed, and the payment of all taxes due thereon.

SECTION 3.                    Fractional Shares.  The Corporation may, but shall not be required to, issue certificates for fractions of a share where necessary to effect authorized transactions, or the Corporation may pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or it may issue scrip in registered or bearer form over the manual or facsimile signature of an officer of the Corporation or of its agent, exchangeable as therein provided for full shares, but such scrip shall not entitle the holder to any rights of a stockholder except as therein provided.

SECTION 4.                    Lost, Stolen or Destroyed Certificates.  The Corporation may issue a new certificate of stock in place of any certificate, theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may require the owner of any lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

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ARTICLE VII

Dividends

Subject always to the provisions of law and the Certificate of Incorporation, the Board of Directors shall have full power to determine whether any, and, if any, what part of any, funds legally available for the payment of dividends shall be declared as dividends and paid to stockholders; the division of the whole or any part of such funds of the Corporation shall rest wholly within the lawful discretion of the Board of Directors, and it shall not be required at any time, against such discretion, to divide or pay any part of such funds among or to the stockholders as dividends or otherwise; and before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE VIII

Ratification

Any transaction, questioned in any law suit on the ground of lack of authority, defective or irregular execution, adverse interest of director, officer or stockholder, non-disclosure, miscomputation, or the application of improper principles or practices of accounting, may be ratified before or after judgment, by the Board of Directors or by the stockholders, and if so ratified shall have the same force and effect as if the questioned transaction had been originally duly authorized.  Such ratification shall be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.

ARTICLE IX

Corporate Seal

The corporation may have a corporate seal.  The corporate seal shall have inscribed thereon the name of the Corporation and the year of its incorporation, and shall be in such form and contain such other words and/or figures as the Board of Directors shall determine.  The corporate seal may be used by printing, engraving, lithographing, stamping or otherwise making, placing or affixing, or causing to be printed, engraved, lithographed, stamped or otherwise made, placed or affixed, upon any paper or document, by any process whatsoever, an impression, facsimile or other reproduction of said corporate seal.

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ARTICLE X

Fiscal Year

The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors.  Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall end on December 31.

ARTICLE XI

Waiver of Notice

Whenever notice is required to be given by these Bylaws or by the Certificate of Incorporation or by law, a written waiver thereof, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

ARTICLE XII

Bank Accounts, Drafts, Contracts, Etc.

SECTION 1.                    Bank Accounts and Drafts.  In addition to such bank accounts as may be authorized by the Board of Directors, the primary financial officer or any person designated by said primary financial officer, whether or not an employee of the Corporation, may authorize such bank accounts to be opened or maintained in the name and on behalf of the Corporation as he may deem necessary or appropriate, payments from such bank accounts to be made upon and according to the check of the Corporation in accordance with the written instructions of said primary financial officer, or other person so designated by the Treasurer.

SECTION 2.                    Contracts.  The Board of Directors may authorize any person or persons, in the name and on behalf of the Corporation, to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

SECTION 3.                    Proxies; Powers of Attorney; Other Instruments.  The Chairman, the President or any other person designated by either of them shall have the power and authority to execute and deliver proxies, powers of attorney and other instruments on behalf of the Corporation in connection with the rights and powers incident to the ownership of stock by the Corporation.  The Chairman, the President or any other person authorized by proxy or power of attorney executed and delivered by either of them on behalf of the Corporation may attend and vote at any meeting of stockholders of any company in which the Corporation may hold stock, and may exercise on behalf of the Corporation any and all of the rights and powers incident to the ownership of such stock at any such meeting, or otherwise as specified in the proxy or power of attorney so

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authorizing any such person.  The Board of Directors, from time to time, may confer like powers upon any other person.

SECTION 4.                    Financial Reports.  The Board of Directors may appoint the primary financial officer or other fiscal officer and/or the Secretary or any other officer to cause to be prepared and furnished to stockholders entitled thereto any special financial notice and/or financial statement, as the case may be, which may be required by any provision of law.

ARTICLE XIII

Indemnification

SECTION 1.                    Indemnification.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article XIII, the Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the commencement of such proceeding (or part thereof) by such person was authorized in the specific case by the Board of Directors of the Corporation.

SECTION 2.                    Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article XIII or otherwise.

SECTION 3.                    Claims. If a claim for indemnification or payment of expenses under this Article XIII is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, the claimant shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have

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the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

SECTION 4.                    Non-Exclusivity of Rights. The rights conferred on any person by this Article VII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

SECTION 5.                    Other Indemnification. The Corporation’s obligation, if any, to indemnify or to advance expenses to any director or officer who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

SECTION 6.                    Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article XIII shall not adversely affect any right or protection hereunder of any director or officer in respect of any act or omission occurring prior to the time of such repeal or modification.

SECTION 7.                    Other Indemnification and Advancement of Expenses. This Article XIII shall not limit the right of the Corporation to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than directors and officers when and as authorized by appropriate corporate action.

ARTICLE XIV

Amendments

The Board of Directors shall have power to adopt, amend or repeal Bylaws.  Bylaws adopted by the Board of Directors may be repealed or changed, and new Bylaws made, by the stockholders, and the stockholders may prescribe that any Bylaw made by them shall not be altered, amended or repealed by the Board of Directors.

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